Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ASTRAZENECA TREASURY LIMITED,

GREY WOLF MERGER SUB

and

GRACELL BIOTECHNOLOGIES INC.

Dated as of December 23, 2023

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Schedule I		95

Schedule II		96

Schedule III		97

Exhibit A		98

Exhibit B		108

Schedules:
Schedule I	Support Agreement Shareholders
Schedule II	RETENTION AGREEMENT EMPLOYEES
Schedule III	Parent Knowledge Parties

Exhibits:
Exhibit A	Plan of Merger
Exhibit B	Form of Contingent Value Rights Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2023 (this “Agreement”), is entered into by and among AstraZeneca Treasury Limited, a private limited company incorporated under the laws of England and Wales (“Parent”), Grey Wolf Merger Sub, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Gracell Biotechnologies Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company” and, together with the Parent and Merger Sub, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “CICA”), it is proposed that Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving company (as defined in the CICA) and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously adopted resolutions: (a) determining that it is fair to, and in the commercial interests of, the Company and declared that it is advisable, to enter into this Agreement, the Plan of Merger and the other Transaction Documents to which the Company is a party; (b) approving the execution, delivery and performance by the Company of this Agreement, the Plan of Merger, and the other Transaction Documents to which the Company is a party, and the consummation of the Merger and the other transactions contemplated by this Agreement and the CVR Agreement (collectively, the “Transactions”) upon the terms and subject to the conditions set forth herein and therein; (c) determining to recommend the approval and authorization of the execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the other Transaction Documents to which the Company is a party, and the consummation of the Transactions (including the Merger) to the shareholders of the Company at the Shareholders Meeting; and (iv) directing that this Agreement, the Merger and the other Transactions be submitted to the shareholders of the Company at the Shareholders Meeting for their approval;

WHEREAS, (a) the respective boards of directors of Parent and Merger Sub have (i) authorized and approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger, the CVR Agreement and the other Transaction Documents to which Parent or Merger Sub is or will be party, and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the other Transaction Documents to which Parent or Merger Sub is or will be party (including for Merger Sub to enter into the Plan of Merger) and to consummate the Transactions upon the terms and subject to the conditions set forth herein and (b) Parent, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the other Transaction Documents to which Merger Sub is or will be party, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the shareholders of the Company or holders of ADSs set forth on Schedule I has entered into a support agreement (each, a “Support Agreement”) with Parent, whereby, among other things, such shareholder or ADS holder has agreed to vote in favor of this Agreement, the Plan of Merger, and the other Transaction Documents to which the Company is a party, and the consummation of the Transactions and to take actions in furtherance of the Transactions, in each case on the terms and subject to the conditions set forth therein;

WHEREAS, at or immediately prior to the Effective Time, Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, in the form attached hereto as Exhibit B (subject to changes permitted by Section 6.12) (the “CVR Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter this Agreement, each of the Persons listed on Schedule II has entered into and delivered to Parent a retention agreement with Parent or an Affiliate thereof, to be effective at, and contingent upon, the Effective Time, regarding such Person’s employment with Parent and its Affiliates following Closing; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

THE MERGER

Section 1.1         The Merger. Upon the terms and subject to the satisfaction or written waiver (where permitted by applicable Law) of the conditions set forth in Article VII, and in accordance with the applicable provisions of the CICA, Merger Sub shall be merged with and into the Company at the Effective Time and the shares in Merger Sub cancelled. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies by the Registrar of Companies in the Cayman Islands (the “Registrar of Companies”) and the Company shall survive the Merger and continue as the surviving company (as defined in the CICA) of the Merger (the “Surviving Company”).

Section 1.2         Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at 8:00 a.m., Eastern Standard Time, via electronic exchange of documents and signature pages, on the third Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder and by applicable Law, waiver of such conditions at the Closing), have been satisfied or, to the extent permitted hereunder and by applicable Law, waived in accordance with this Agreement, or (b) at such other time and place as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” A condition set forth in Article VII may only be waived in writing by the Party or Parties entitled to such condition under this Agreement.

Section 1.3         Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall (a) cause the Merger to be consummated under the CICA by executing and filing the Plan of Merger with respect to the Merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) with the Registrar of Companies as provided by Section 233 of the CICA and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub, in such forms as are required by, and executed in accordance with, the applicable provisions of the CICA. The Merger shall become effective on the date the Plan of Merger is registered by the Registrar of Companies or on such other date as specified in the Plan of Merger in accordance with the CICA (the “Effective Time”).

Section 1.4         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the CICA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall immediately vest in the Surviving Company, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the provisions of the CICA and as provided in this Agreement.

Section 1.5         Company Memorandum and Articles of Association. At the Effective Time, in accordance with the terms of the Plan of Merger and without any further action on the part of the Parties, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company, save and except that (a) all references therein to the name “Grey Wolf Merger Sub” shall be amended to “Gracell Biotechnologies Inc.”; (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the CICA and such memorandum and articles of association; and (c) such memorandum and articles of association shall include such indemnification provisions as required by Section 6.10(b).

Section 1.6         Directors and Officers.

(a)            The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal.

(b)            The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Article II

EFFECT OF MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 2.1         Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)            Treatment of Shares. Each ordinary share, par value $0.0001 per share, of the Company (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) shall be cancelled and shall thereafter represent only the right to receive (i) $2.00 per Share in cash without interest (the “Per Share Closing Amount”) and (ii) one contingent value right (each, a “CVR”) per Share representing the right to receive a contingent payment of $0.30 per CVR in cash without interest upon the achievement of the Milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Per Share Closing Amount plus one CVR, collectively, the “Per Share Merger Consideration”), in each case, subject to any applicable withholding Taxes. At the Effective Time, all of the Shares that have been cancelled and thereafter represent only the right to receive the Per Share Merger Consideration as provided in the previous sentence of this Section 2.1(a) shall no longer be issued and outstanding, shall be cancelled and cease to exist, and each former holder of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration without interest, to be paid in accordance with this Article II and as set forth in the CVR Agreement.

(b)            Treatment of American Depositary Shares. Each American Depositary Share, representing five Shares (each, an “ADS”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the underlying Shares represented by such ADSs, shall be cancelled and shall thereafter represent only the right to receive (i) $10.00 per ADS in cash without interest (the “Per ADS Closing Amount”) and (ii) five CVRs per ADS representing the right to receive a contingent payment of $0.30 per CVR in cash without interest upon the achievement of the Milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Per ADS Closing Amount plus five CVRs, collectively, the “Per ADS Merger Consideration”), in each case, subject to any applicable withholding Taxes and pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail and apply. The Per ADS Closing Amount shall be paid by the Paying Agent to the Depositary as the registered holder of such cancelled underlying Shares and the Depositary shall distribute the Per ADS Closing Amount and any additional payment that may become payable in accordance with Section 2.1(b)(ii) to the holders of such ADSs pursuant to the terms and conditions set forth in this Agreement, the CVR Agreement and the Deposit Agreement. At the Effective Time, all such ADSs (and such underlying Shares represented by the ADSs) that have been cancelled and thereafter represent only the right to receive the Per ADS Merger Consideration as provided in this Section 2.1(b) shall no longer be issued and outstanding and shall be cancelled, and shall cease to exist, and each former holder of any such ADSs will cease to have any rights with respect to such ADSs (and such underlying Shares represented by the ADSs), except the right to receive the Per ADS Merger Consideration without interest, to be paid in accordance with this Article II and as set forth in the CVR Agreement and the Deposit Agreement.

(c)            Treatment of Company Warrants. Each warrant to purchase Shares (each, a “Company Warrant”) outstanding and not exercised immediately prior to the Effective Time shall be cancelled and thereafter represent only the right to receive from (or from a Person on behalf of) the Surviving Company an amount in cash, without interest, equal to the Black Scholes Value (as defined in the Company Warrant) of the remaining unexercised portion of each Company Warrant in accordance with its terms (the “Company Warrant Consideration”), subject to any required Tax withholdings as provided in Section 2.3(e)).

(d)            Treatment of Excluded Shares. Each of the Excluded Shares and the ADSs representing the Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(e)            Treatment of Dissenting Shares. Each Share that is issued and outstanding immediately prior to the Effective Time and is held by a holder of Shares who shall have validly exercised and not effectively withdrawn or have not otherwise lost their rights to dissent from the Merger (“Dissenter Rights”), in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration (except as provided in this Section 2.1(e)), and each such Dissenting Shareholder shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICA (the “Dissenting Fair Value Payment”). If any Dissenting Shareholder shall have effectively withdrawn or lost its right to dissent in accordance with the CICA, then as of the later of the Effective Time and the occurrence of such event, the Dissenting Shareholder shall, in respect of its Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration without interest, pursuant to Section 2.1(a) and the CVR Agreement and such Shares shall not be deemed to be Dissenting Shares.

(f)            Share Capital of Merger Sub. Immediately following cancellation of the Shares and ADSs pursuant to the terms and conditions set out in Section 2.1(a) to Section 2.1(e), each ordinary share of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be cancelled and the Surviving Company shall issue to Parent, in consideration for its payment of the aggregate Per Share Merger Consideration, the aggregate Per ADS Per ADS Closing Amount and any additional payment that may become payable in accordance with Section 2.1(b)(ii), and any Dissenting Fair Value Payment in accordance with this Agreement, such validly issued, fully paid and non-assessable ordinary shares of the Surviving Company as set out in the Plan of Merger, which shall be reflected in the updated register of members of the Surviving Company. Such ordinary shares of the Surviving Company shall constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.

Section 2.2         Treatment of Company Equity Awards.

(a)            Treatment of Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time shall automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time.

(i)         Treatment of In-the-Money Company Options. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Merger Sub or the Company, each Company Option that is outstanding as of immediately prior to the Effective Time and has a per-share exercise price that is less than the Per Share Closing Amount (each, an “In-the-Money Company Option”) shall be cancelled and converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the total number of Shares subject to such In-the-Money Company Option immediately prior to the Effective Time multiplied by (2) the excess of (I) the Per Share Closing Amount over (II) the exercise price payable per Share under such In-the-Money Company Option, which amount shall be paid in accordance with Section 2.2(c) (the “In-the-Money Company Option Closing Amount”), and (B) one CVR with respect to each Share subject to such In-the-Money Company Option, representing the right to receive a contingent payment of $0.30 per CVR in cash without interest upon the achievement of the Milestone set forth in, and subject to and in accordance with the terms and conditions of the CVR Agreement (in each case, subject to any required Tax withholdings as provided in Section 2.3(e)) ((A) and (B) collectively the “In-the-Money Company Option Consideration”); and

(ii)        Treatment of Underwater Options. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Merger Sub or the Company, each Company Option that is outstanding as of immediately prior to the Effective Time and has an exercise price per Share that is equal to or greater than the Per Share Closing Amount but less than the sum of the Per Share Closing Amount plus $0.30 (each, an “Underwater Company Option”) shall be canceled and, subject to the remaining terms of this Section 2.2(a)(ii), converted into the right to receive, as of the delivery of the Milestone Notice, an amount in cash, without interest, equal to the product of (A) the total number of Shares subject to such Underwater Company Option immediately prior to the Effective Time multiplied by (B) the amount, if any, by which (I) the Per Share Closing Amount plus $0.30 exceeds (II) the exercise price payable per Share under such Underwater Company Option (in each case, subject to any required Tax withholdings as provided in Section 2.3(e)) (the “Underwater Company Option Consideration”). Notwithstanding the foregoing, (x) no amount shall be payable in respect of an Underwater Company Option if the Milestone is not achieved and no amount is paid in respect of a CVR (as determined in accordance with the CVR Agreement) and (y) in no event shall a holder of an Underwater Company Option be entitled to receive in respect of an Underwater Company Option any payment if the sum of the Per Share Closing Amount plus $0.30 (less any required Tax withholdings as provided in Section 2.3(e)) is equal to or less than the per share exercise price of such Underwater Company Option.

(iii)       Treatment of Other Options. Notwithstanding anything in this Agreement to the contrary, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Merger Sub or the Company, each Company Option that is outstanding as of immediately prior to the Effective Time and has an exercise price per Share that is equal to or greater than the sum of the Per Share Closing Amount plus $0.30 shall be canceled for no consideration.

(b)            Treatment of Company RSUs. Each Company RSU that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Merger Sub or the Company, each Company RSU that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) an amount in cash, without interest, equal to (A) the Per Share Closing Amount multiplied by (B) the aggregate number of Shares issuable in settlement of such Company RSU immediately prior to the Effective Time (the “Company RSU Closing Amount”), which amount shall be paid in accordance with Section 2.2(c), and (ii) one CVR with the respect to each Share issuable in settlement of such Company RSU, representing the right to receive a contingent payment of $0.30 per CVR in cash without interest upon the achievement of the Milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (in each case, subject to any required Tax withholdings as provided in Section 2.3(e)) ((i) and (ii) collectively, the “Company RSU Consideration” and, together with the Per Share Merger Consideration, the Per ADS Merger Consideration, the Company Warrant Consideration, the In-the-Money Company Option Consideration and the Underwater Company Option Consideration, the “Merger Consideration”).

(c)            Payment Procedures. As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date that occurs more than five Business Days following the Closing Date, Parent shall cause the Surviving Company or an Affiliate thereof to pay to the applicable holders of In-the-Money Company Options and Company RSUs, through its or such Affiliate’s payroll system or payroll provider, the In-the-Money Company Option Closing Amount and the Company RSU Closing Amount required to be paid to such holders in respect of In-the-Money Company Options and Company RSUs that are cancelled and converted pursuant to Section 2.2(a) and Section 2.2(b) (in each case, subject to any required Tax withholdings as provided in Section 2.3(e)). As soon as reasonably practicable following the delivery of the Milestone Notice, but in no event later than the next regularly scheduled payroll date that occurs more than seven Business Days following the delivery of the Milestone Notice (and in all events no later than the date that is 45 days following the date on which the Milestone is achieved), Parent shall cause the Surviving Company or an Affiliate thereof to, pay the applicable former holders of Company Options and Company RSUs, through the Surviving Company’s or such Affiliate’s payroll system or payroll provider, such holder’s payment, if any, due in accordance with Section 2.2(a)(i)(B), Section 2.2(a)(ii) and Section 2.2(b)(ii). Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestone shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary in this Section 2.2(c), if any payment contemplated by Section 2.2(a)(i), Section 2.2(a)(ii) and Section 2.2(b) is payable to a holder of a Company Equity Award who is not, and was not upon the grant of or at any time during the vesting period of the Company Equity Award, an employee of the Company or a Subsidiary of the Company for employment Tax purposes, then Parent shall cause the Surviving Company or an Affiliate thereof to, pay any amounts due to such holder pursuant to Section 2.2(a)(i), Section 2.2(a)(ii) and Section 2.2(b) through the Surviving Company’s or an Affiliate’s thereof accounts payable system (subject to any required Tax withholdings as provided in Section 2.3(e)).

(d)            Corporate Actions; Termination of Company Share Plans. As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Board of Directors or the relevant committee of the Board of Directors, as applicable, shall pass any resolutions and take all actions necessary and appropriate to (i) effectuate the provisions of this Section 2.2, (ii) ensure that after the Effective Time, no holder of any Company Equity Award shall have any right thereunder to acquire any securities of the Company, the Surviving Company or Parent, or to receive any payment or benefit with respect to any Company Equity Award, expect as provided in this Section 2.2, and (iii) to terminate the Company Share Plans and all award agreements thereunder, effective as of, and contingent upon, the Effective Time such that no Company Equity Awards or other rights with respect to Shares shall be granted or outstanding following the Effective Time.

Section 2.3         Exchange of Certificates, Etc.

(a)            Paying Agent. Prior to the Closing, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company (including the identity of the paying agent) with a paying agent selected by Parent to act as agent for the holders of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs), ADSs (other than ADSs representing Excluded Shares) and Company Warrants in connection with the Merger (the “Paying Agent”) to receive payments required to be made pursuant to Section 2.1(a)(i), Section 2.1(b)(i), Section 2.1(c) or, when required thereby, Section 2.1(e) (collectively, the “Closing Consideration”); provided that the Paying Agent shall not act as agent with respect to any amount payable with respect to the CVRs. On the Closing Date and promptly following the Effective Time, or in the case of payments pursuant to Section 2.1(e) when required thereby, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs), ADSs (other than ADSs representing Excluded Shares) and Company Warrants a cash amount in immediately available funds that is sufficient in the aggregate to pay the full amount of Closing Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States, in commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months; provided that no such investment shall affect the Closing Consideration payable to the holders of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs), ADSs (other than ADSs representing Excluded Shares) and Company Warrants and, to the extent necessary to pay the Closing Consideration, Parent shall promptly provide or cause to be provided additional funds to the Paying Agent for the benefit of holders of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs), ADSs (other than ADSs representing Excluded Shares) and Company Warrants entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable for the Closing Consideration shall be promptly returned to Parent or the Surviving Company, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a) and Section 2.3(e).

(b)            Exchange Procedures.

(i)         Transmittal Materials. Promptly after the Effective Time (and in any event within three Business Days thereafter), Parent and the Surviving Company shall cause the Paying Agent to mail or otherwise provide to each former holder of Shares of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding Shares, if any (“Certificates”), and each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (in each case, other than holders of Excluded Shares, Dissenting Shares and Shares represented by ADSs) and each former holder of certificates representing Company Warrants (the “Warrant Certificates”) and each former holder of Company Warrants held in book-entry form (“Book-Entry Warrants”) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates and Warrant Certificates will pass, only upon delivery of the Certificates or Warrant Certificates to the Paying Agent or, with respect to Book-Entry Shares or Book-Entry Warrants, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares or Book-Entry Warrants (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of Certificates or Warrant Certificates or exchange of Book-Entry Shares or Book-Entry Warrants, as applicable, for the aggregate Closing Consideration payable in respect thereof. Promptly following any Shares ceasing to be Dissenting Shares (and in any event within five Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to the applicable shareholders the documents described in the immediately preceding sentence.

(ii)        Share Certificates. Upon surrender of Certificates to the Paying Agent (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), in addition to the right to receive CVRs under this Agreement and the CVR Agreement, each holder of record of one or more Certificates, if any (other than Certificates representing Excluded Shares, Dissenting Shares and Shares represented by ADSs), shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (subject to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such surrendered Certificates by (B) the Per Share Closing Amount, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates to the Paying Agent. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue a check in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Company or the Paying Agent, the posting by such holder of a customary bond issued for lost, stolen or destroyed share certificates, in such reasonable amount as the Surviving Company or the Paying Agent may direct (which shall not exceed the aggregate Per Share Closing Amount payable to such holder), as indemnity against any claim that may be made against the Surviving Company or the Paying Agent with respect to such Certificates, an amount in cash (subject to any required Tax withholdings as provided in Section 2.3(e)) equal to the product of the number of Shares represented by such Certificates multiplied by the Per Share Closing Amount to which the holder thereof is entitled pursuant to Section 2.1(a) and Section 2.1(e).

(iii)       Warrant Certificates. Upon surrender of Warrant Certificates to the Paying Agent (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), each holder of record of one or more Warrants Certificates shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (subject to any required Tax withholdings as provided in Section 2.3(e)) equal to the Company Warrant Consideration, and the Warrant Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Warrant Certificates to the Paying Agent. In the event that the Warrant Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue a check in exchange for such lost, stolen or destroyed Warrant Certificate, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Company or the Paying Agent, the posting by such holder of a customary bond issued for lost, stolen or destroyed warrant certificates, in such reasonable amount as the Surviving Company or the Paying Agent may direct (which shall not exceed the Company Warrant Consideration payable to such holder), as indemnity against any claim that may be made against the Surviving Company or the Paying Agent with respect to such Warrant Certificate, an amount in cash (subject to any required Tax withholdings as provided in Section 2.3(e)) equal to the Company Warrant Consideration.

(iv)       Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Closing Amount in respect of such Book-Entry Shares. In lieu thereof, in addition to the right to receive CVRs under this Agreement and the CVR Agreement, each holder of record of one or more Book-Entry Shares (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs) shall, upon receipt by the Paying Agent of an “agent’s message” in customary form or other evidence, if any, as the Paying Agent may have reasonably requested, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (subject to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Closing Amount. No interest will be paid or accrued on any amount payable upon due receipt of by the Paying Agent of an “agent’s message” in customary form or other evidence, if any, as the Paying Agent may have reasonably requested.

(v)        Book-Entry Warrants. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Warrants will not be required to deliver a Warrant Certificate to receive the Company Warrant Consideration in respect of such Book-Entry Warrants. In lieu thereof, each holder of record of one or more Book-Entry Warrants shall, upon receipt by the Paying Agent of an “agent’s message” in customary form or other evidence, if any, as the Paying Agent may have reasonably requested, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (subject to any required Tax withholdings as provided in Section 2.3(e)) equal to the Company Warrant Consideration. No interest will be paid or accrued on any amount payable upon due receipt of by the Paying Agent of an “agent’s message” in customary form or other evidence, if any, as the Paying Agent may have reasonably requested.

(vi)      ADSs. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent, the Rights Agent and the Depositary to ensure that Milestone Payment Amounts (as defined in the CVR Agreement) are made to former holders of ADSs (other than ADSs representing Excluded Shares) pursuant to this Agreement, the Deposit Agreement and the CVR Agreement and that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Closing Amount, and (B) the Depositary will distribute the aggregate Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs and/or the cancellation of such ADSs by the Depositary in accordance with Section 2.1(b), the CVR Agreement and the Deposit Agreement.

(vii)      Interest. No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Section 2.3(b).

(viii)     Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares, ADSs or Company Warrants that is not registered in the register of members of the Company maintained by the Company, the Company Warrant register maintained by the Company or in the books maintained by the Depositary, as applicable, or if payment of the aggregate Per Share Closing Amount, the aggregate Per ADS Closing Amount or the aggregate Company Warrant Consideration is to be made to a Person other than the Person in whose name the Certificates, Warrant Certificates, the Book-Entry Shares, Book-Entry Warrants or ADSs, as applicable, are registered, a cheque for any cash to be exchanged upon due surrender of Certificates or Warrant Certificates (or affidavits if Certificates or Warrant Certificates are lost, stolen or destroyed) or receipt by the Paying Agent of an “agent’s message” or other evidence, if any, as the Paying Agent may have reasonably requested in the case of Book-Entry Shares or Book-Entry Warrants, or due surrender and/or cancellation of ADSs, as applicable, may be issued to such transferee or other Person if the Certificates, Warrant Certificates, Book-Entry Shares, Book-Entry Warrants or ADSs, as applicable, formerly representing such Shares (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs), ADSs (other than ADSs representing Excluded Shares) or Company Warrants are properly presented to the Paying Agent or the Depositary (as applicable) accompanied by all documents required to evidence, to the reasonable satisfaction of the Surviving Company, and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(ix)       ADS Expenses. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation, termination or surrender of their ADSs.

(c)            Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs) or ADSs (other than ADSs representing Excluded Shares) or Company Warrants for 12 months after the Effective Time shall be delivered to Parent or the Surviving Company, as requested by Parent, upon demand. Any holder of Certificates, Book-Entry Shares or ADSs (in each case, other than Dissenting Shares, Excluded Shares, Shares represented by ADSs and ADSs representing Excluded Shares) or Warrant Certificates or Book-Entry Warrants who has not theretofore complied with Section 2.3(b) shall thereafter be entitled to look to Parent for payment of the relevant aggregate Closing Consideration (subject to any required Tax withholdings as provided in Section 2.3(e) and deduction of any fees, including ADS cancellation, termination or surrender fees, payable by holders of ADSs in accordance with the Deposit Agreement) upon due surrender of evidence of Certificates or Warrant Certificates (or affidavits if Certificates or Warrant Certificates are lost, stolen or destroyed) or delivery of an “agent’s message” or other evidence, if any, as the Surviving Company may have reasonably requested in the case of Book-Entry Shares, Book-Entry Warrants or ADSs (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), without any interest thereon and Parent, subject to the following sentence, shall remain liable for payment of such holder’s claim for the relevant aggregate Closing Consideration (subject to any required Tax withholdings as provided in Section 2.3(e) and deduction of any fees, including ADS cancellation, termination or surrender fees, payable by holders of ADSs in accordance with the Deposit Agreement) payable upon due surrender of Certificates or Warrant Certificates (or affidavits if Certificates or Warrant Certificates are lost, stolen or destroyed) or due receipt by the Surviving Company of an “agent’s message” or other evidence, if any, as the Surviving Company may have reasonably requested in the case of Book-Entry Shares, Book-Entry Warrants or ADSs. Notwithstanding anything to the contrary herein, none of the Surviving Company, Parent or its Subsidiaries, the Company, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares or ADSs or Company Warrants for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such former holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims of interest of any Person previously entitled thereto.

(d)            Transfers. From and after the Effective Time, the register of members of the Company, the Company Warrant register maintained by the Company and the books of the Depositary shall be closed, and there shall be no registration of transfers on the register of members of the Surviving Company, the Company Warrant register or the books and records of the Depositary of the Shares, Company Warrants and ADSs, as applicable, that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate, Warrant Certificate, Book-Entry Share, Book-Entry Warrant or ADS is presented, and is acceptable, to the Surviving Company, Parent, the Paying Agent or the Depositary for transfer, subject to compliance with the procedures set forth in this Section 2.3(d), it shall be cancelled and thereafter represent only the right to receive the cash amount in immediately available funds to which the holder thereof would have been entitled pursuant to Section 2.1(a), Section 2.1(b), Section 2.1(c) or Section 2.1(e), as applicable, and the CVR Agreement (in each case, without interest and subject to any required Tax withholdings as provided in Section 2.3(e) and deduction of any fees, including ADS cancellation, termination or surrender fees, payable by holders of ADSs in accordance with the Deposit Agreement). The relevant aggregate Closing Consideration paid upon surrender of Certificates or Warrant Certificates (or affidavits if Certificates or Warrant Certificates are lost, stolen or destroyed) or receipt by the Paying Agent, the Depositary, or the Surviving Company, as applicable, of an “agent’s message” or other evidence, if any, as the Paying Agent, the Depositary, or the Surviving Company, as applicable, may have reasonably requested in the case of Book-Entry Shares, Book-Entry Warrants or ADSs, in each case, in accordance with the terms of this Section 2.3, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates (or affidavits) or Book-Entry Shares or ADSs, as applicable or Company Warrants formerly represented by such Warrant Certificates (or affidavits) or Book-Entry Warrants.

(e)            Withholding Rights. Notwithstanding anything herein to the contrary, each of the Paying Agent, the Depositary, Parent, and the Surviving Company shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, the Depositary, Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement or the CVR Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Paying Agent, the Depositary, Parent or the Surviving Company, as the case may be.

(f)            Untraceable Shareholders and Company Warrant holders. Remittances for the Per Share Closing Amount, the Per ADS Closing Amount and the Company Warrant Consideration, as the case may be, shall not be sent to holders of Shares, ADSs or Company Warrants who are untraceable unless and until they notify the Paying Agent, the Depositary or the Surviving Company, as applicable, of their current contact details. A holder of Shares, ADSs or Company Warrants will be deemed to be untraceable if (i) such Person has no registered address in the register of members maintained by the Company, the books maintained by the Depositary, or the Company Warrant register maintained by the Company, as applicable, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company, a check payable to such Person by the Company, in respect of such dividend either (x) has been sent to such Person and has been returned undelivered or has not been cashed or (y) has not been sent to such Person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders Meeting convened to vote on the Merger or any notice required to be sent to the holders of Company Warrants in connection with the Merger, as applicable, has been sent to such Person and has been returned undelivered. Monies due to holders of Shares, ADSs or Company Warrants who are untraceable shall be returned to Parent on demand and held in a non-interest bearing bank account for the benefit of holders of Shares, ADSs and Company Warrants who are untraceable. Monies unclaimed after a period of six years from the Closing Date shall be forfeited and shall revert to Parent.

Section 2.4         Dissenting Shares. The Company shall give Parent (a) prompt notice of any written notices of objection, notice of authorization of the Merger, notice of dissent to the Merger or demands for appraisal or written offers, under Section 238 of the CICA received by the Company, written withdrawals of such objections, notices, dissents, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to the exercise of any rights to dissent from the Merger or appraisal rights by the Dissenting Shareholders, and (b) the opportunity to participate in all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICA. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any offers or payment with respect to any exercise by a Dissenting Shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

Section 2.5         Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or ADSs or securities convertible or exchangeable into or exercisable for Shares (including Shares represented by ADSs) issued and outstanding after the date hereof and prior to the Effective Time (including any Company Options, Company RSU and Company Warrants) shall have been changed into a different number of Shares or ADSs or securities or a different class as a result of a reclassification, share split (including a reverse share split), combination, share dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction (but excluding any change that results from any exercise of Company Options or Company Warrants, the vesting of any Company Options or the settlement of any Company RSUs), then the Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares, ADSs, Company Options, Company RSUs and Company Warrants the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.6         Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Bank of New York Mellon (the “Depositary”) to terminate the deposit agreement, dated January 7, 2021, among the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Section 2.7         Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration is equal to or greater than the fair value of the Shares for the purposes of Section 238(8) of the CICA.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed or furnished and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) since the Applicable Date and prior to the date that was two Business Days prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports (A) under the captions “Risk Factors” or “Forward-Looking Statements” and (B) in any other section relating to forward-looking statements, in each case of (A) and (B), to the extent they are cautionary, predictive or forward-looking in nature and are not specific factual information contained therein), or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:

Section 3.1         Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries (a) is a legal entity duly incorporated or organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of incorporation or organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, leased and operated and to conduct its business in the manner as presently conducted, and is qualified or licensed to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification or license, and (c) to the extent such concept is applicable, is in good standing, in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2         Memorandum and Articles of Association.

(a)            The Company has furnished or otherwise made available to Parent, prior to the date hereof, (i) a true, correct and complete copy of the memorandum and articles of association, as amended to date (the “Memorandum and Articles of Association”), of the Company in effect as of the date of this Agreement, and (ii) any other Organizational Documents, as amended to date, of each of the Company and the Company’s Subsidiaries as in effect as of the date of this Agreement, and each of the foregoing documents is in full force and effect, except in the case of clause (ii), where such failure would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)            The Company is not in violation of any provision of the Memorandum and Articles of Association.

Section 3.3         Capitalization of the Company.

(a)            The authorized share capital of the Company is $100,000 divided into 1,000,000,000 shares, of which (x) 600,000,000 are designated as ordinary shares of $0.0001 par value per share and (y) 400,000,000 are designated as undesignated shares of $0.0001 par value per share. As of the close of business in New York City on December 19, 2023 (the “Capitalization Date”):

(i)         482,861,887 Shares were issued and outstanding and no Shares are held by the Company in its treasury;

(ii)        4,416,684 Shares were available for issuance pursuant to the Company Share Plans;

(iii)       Company Options to acquire 13,898,525 Shares upon exercise were issued and outstanding;

(iv)       Company RSUs covering 1,113,570 Shares upon settlement were issued and outstanding; and.

(v)        Company Warrants to purchase 44,802,870 Shares were outstanding.

Except as set forth in Section 3.3(a) hereof, as of the Capitalization Date, there are no other issued and outstanding Equity Securities of the Company. From the close of business New York City time on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Shares or other Equity Securities of the Company, except for issuances of Shares upon the exercise of Company Options, the settlement of Company RSUs or the exercise of Company Warrants, in each case, outstanding as of the close of business New York City time on the Capitalization Date, in accordance with their respective terms.

(b)            All issued and outstanding Shares are not subject to, and were not issued in violation of, any preemptive rights, purchase options, call or right of first refusal or similar rights. There are no accrued and unpaid dividends with respect to any outstanding Shares. All issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable.

(c)            Section 3.3(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of all outstanding Company Equity Awards, including, with respect to each such Company Equity Award, (i) the number of Shares issuable upon exercise or settlement thereof, (ii) the exercise price with respect thereto (if applicable), (iii) the applicable grant date and expiration date thereof and the vesting schedule with respect thereto, and (iv) the Company Share Plan under which the Company Equity Award was granted. The Company has made available to Parent copies of all Company Share Plans and the forms of all equity award agreements evidencing Company Options and Company RSUs and no Company Option agreement or Company RSU agreement materially deviates from such forms. Each outstanding Company Equity Award (A) was granted in compliance with all applicable Laws, (B) was granted in all material respects in accordance with the terms of the Company Share Plans and the Company’s applicable form of award agreement provided to Parent prior to the date hereof, and (C) is exempt from Section 409A of the Code. The treatment of Company Equity Awards under this Agreement does not violate in any material respect the terms of any Company Share Plan or any other Contract governing the terms of any Company Equity Awards.

(d)            Except as set forth in Section 3.3(a) hereof, as of the date of this Agreement, there are (i) no voting trusts, proxies or similar arrangements to which the Company is party or by which the Company is bound with respect to the voting of any share capital of, or other equity or voting interest in, the Company; and (ii) no obligations or binding commitments of any character restricting the transfer of any share capital of, or other equity or voting interest in, the Company to which the Company is party or by which it is bound. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Equity Securities of the Company. The Company does not have a shareholder rights plan in effect.

Section 3.4         Capitalization of the Company’s Subsidiaries.

(a)            The Equity Securities of each of the Company’s Subsidiaries are (i) duly authorized, validly issued, fully paid and non-assessable, (ii) owned by (or with respect to the Controlled Entities, controlled through the Control Documents by) the Company or a Subsidiary of the Company, free and clear of all Liens and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than the Controlled Entities to the extent they are subject to and governed by their respective Control Documents), except for Permitted Liens and such transfer restrictions of general applicability arising under the Securities Act or other applicable Laws. Except for the Equity Securities of the Company’s Subsidiaries and except for securities held by the Company in connection with its ordinary course treasury investment activities, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any Equity Security in any other Person.

(b)            A true, correct and complete copy of an organizational chart showing the ownership structure of each of the Company and its Subsidiaries as of the date of this Agreement is set forth in Section 3.4(b) of the Company Disclosure Letter. Except for the share capital, voting securities, or other equity or ownership interests of each of the Company’s Subsidiaries (the ownership of which is set forth in the organizational chart in Section 3.4(b) of the Company Disclosure Letter), there are (i) no other issued and outstanding Equity Securities of any of the Company’s Subsidiaries; (ii) other than as set forth in the Control Documents, no voting trusts, proxies or similar arrangements or understandings to which any Subsidiary of the Company is party or by which any Subsidiary of the Company is bound with respect to the voting of any share capital of, or other equity or voting interest in, such Subsidiary; and (iii) other than as set forth in the Control Documents, no obligations or binding commitments of any character restricting the transfer of any share capital of, or other equity or voting interest in, any Subsidiary of the Company to which such Subsidiary is party or by which it is bound. Other than as set forth in the Control Documents, neither the Company nor any of its Subsidiaries is a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company or provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

Section 3.5         Authority.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject only to obtaining the Company Requisite Vote. The execution, delivery and performance by the Company of this Agreement, the Plan of Merger, and the consummation of the Merger and the other Transactions have been duly and validly authorized by the Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger, and the consummation by it of the Merger and the other Transactions other than the receipt of the Company Requisite Vote and the filings and recordation as required by the CICA. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(b)            At a meeting duly called and held prior to the execution and delivery of this Agreement, the Board of Directors duly and unanimously adopted resolutions (i) determining that it is fair to, and in the commercial interests of, the Company and declared it advisable, to enter into this Agreement, the Plan of Merger and the other Transaction Documents to which the Company is a party, (ii) approving the execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the other Transaction Documents to which the Company is a party, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and therein, (iii) determining to recommend the approval and authorization of the execution, delivery and performance by the Company of this Agreement, the Plan of Merger, and the other Transaction Documents to which the Company is party, and the consummation of the Transactions (including the Merger) to the shareholders of the Company at the Shareholders Meeting (such recommendation, the “Recommendation”), and (iv) directing that this Agreement, the Merger and the other Transactions be submitted to the shareholders of the Company at the Shareholders Meeting for their approval. Except as expressly permitted by Section 6.3, the Recommendation has not been rescinded, modified or withdrawn in any manner adverse to Parent or Merger Sub.

(c)            The approval and authorization of this Agreement, the Merger, the Plan of Merger, and the Transactions by special resolution passed by the holders of the Shares, being the affirmative vote of the holders of Shares representing at least two-thirds of the votes cast by such holders as, being entitled to do so, vote in person or by proxy at the Shareholders Meeting (the “Company Requisite Vote”) in accordance with Section 233(6) of the CICA and the Company’s Organizational Documents is the only vote of the holders of Shares that is necessary pursuant to applicable Law and the Company’s Organizational Documents to approve and authorize the execution, delivery and performance by the Company of this Agreement, the Plan of Merger, and the other Transaction Documents to which the Company is party, and the consummation of the Transactions.

Section 3.6         No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions do not and will not (i) assuming that the Company Requisite Vote has been obtained, breach, violate or conflict with the Memorandum and Articles of Association or any other Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of Section 3.6(b) have been obtained and all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except for a Permitted Lien) on any of the material assets of the Company or any of its Subsidiaries pursuant to any Contract (including any Lease) or Permit, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, including the furnishing of Form 6-K with the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”), (ii) compliance with the applicable requirements of NASDAQ, (iii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the CICA, (iv) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust and Foreign Investment Laws, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7         Compliance.

(a)            The Company and its Subsidiaries are not, and since the Applicable Date have not been, in violation of and are, and since the Applicable Date have been, in compliance with, each Law applicable to the Company or any of its Subsidiaries, except for violations or failures to be in compliance which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and as set forth in Section 3.7(a) of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries have obtained from any applicable Governmental Entity all Permits (or any approvals therefor), and such Permits are effective as of the date hereof and no suspension or cancellation of any Permits (or denial of any application for a Permit) is pending or, to the knowledge of the Company, threatened in writing as of the date hereof. As of the date hereof, none of the Company and its Subsidiaries has received any written notice or communication from any Governmental Entity of any material non-compliance with any applicable Laws that has not been cured.

(b)            None of the Company or any of its Subsidiaries, any officer or director of any of the foregoing, or, to the knowledge of the Company, agent, employee or other Person acting on behalf of any of the foregoing, is or has been in material violation of the Anti-Corruption Laws or Anti-Tax Evasion Laws.

(c)            Neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, (i) received from any Governmental Entity any written notice, or inquiry, or (ii) made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation, in each case of clauses (i) and (ii), regarding actual or alleged non-compliance with any applicable Anti-Corruption Laws or Anti-Tax Evasion Laws.

(d)            Since the Applicable Date, the Company has instituted and maintained policies and procedures reasonably designed to ensure compliance in all material respects with applicable Anti-Corruption Laws and Anti-Tax Evasion Laws by the Company and its Subsidiaries.

(e)            Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, is as of the date of this Agreement and has been since the Applicable Date: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws.

Section 3.8         SEC Filings; Financial Statements.

(a)            Since January 8, 2021 (the “Applicable Date”), the Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “SEC Reports”), all of which have complied as of their respective filing or furnishing dates or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. As of their respective dates (or to the extent that information contained in such SEC Report has been amended or supplemented by a later filed SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to the SEC Reports. The Company has made available to Parent copies of all material correspondence through the date hereof between the SEC and the Company.

(b)            The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the SEC Reports (i) complied as to form in all material respects with the applicable published rules and regulations of the Exchange Act, Securities Act and Sarbanes Oxley Act applicable with respect thereto, as in effect at the time of such filing or furnishing, (ii) have been prepared in accordance with GAAP (except (A) as may be described in the notes to such financial statements as permitted by Regulation S-X or (B) in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 6-K) applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of their respective dates thereof, and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c)            The Company maintains, and at all times since the Applicable Date has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d)            The Company maintains, and at all times since the Applicable Date has maintained, “disclosure controls and procedures” as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management, the principal executive officer of the Company and the principal financial officer of the Company, as appropriate to allow timely decisions regarding required disclosure. As of the date of this Agreement, neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, and to the knowledge of the Company there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.9         No Undisclosed Liabilities. Except for (a) liabilities or obligations incurred in the ordinary course of business since September 30, 2023 (the “Balance Sheet Date”); (b) as disclosed and provided for in the consolidated financial statements of the Company (including the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on April 25, 2023, (c) liabilities or obligations incurred in connection with the negotiation, execution and implementation of this Agreement and the Transactions or (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent, absolute, determined, or otherwise, that would be required by GAAP to be reflected in a consolidated balance sheet of the Company.

Section 3.10         Indebtedness and Security. Neither the Company nor any of its Subsidiaries has any secured creditors holding fixed or floating security interests with respect to any securities or assets of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any outstanding unsecured financial indebtedness for borrowed money.

Section 3.11         Material Contracts.

(a)            Except for (w) Contracts under which the Company or its Subsidiary has no outstanding rights or obligations, (v) this Agreement, (x) each Contract set forth in Section 3.11(a) of the Company Disclosure Letter, and (y) each Contract filed as an exhibit to the SEC Reports as a “material contract” pursuant to the Securities Act, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by any Contract that:

(i)         (A) contains covenants that limit or purport to limit the ability of the Company or any of its Subsidiaries, or that, upon the consummation of the Merger would limit or purport to limit the ability of Parent or any Subsidiary of Parent, to compete with any Person in any line of business or to research, develop, sell, supply or distribute any product or service, in each case, in any geographic area, during any period of time (excluding any out-bound license), (B) contains any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries or (C) grants any right of first refusal, right of first offer, right of negotiation, option or similar right with respect to any equity interests or material assets or business of the Company or its Subsidiaries (other than Control Documents);

(ii)         provides for or governs a joint venture, partnership, limited liability company or other similar arrangement, or otherwise relates to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement;

(iii)       requires by its terms aggregate payments by the Company or its Subsidiaries, taken as a whole, or aggregate payments payable to the Company and its Subsidiaries, taken as a whole, under such Contract of more than $500,000 (or its equivalent in RMB or another currency) for the fiscal year ending on December 31, 2023 or any fiscal year thereafter;

(iv)       constitutes a material manufacturing or supply agreement that requires by its terms (including the terms of any related statement of work or purchase order) minimum payment obligations by the Company or its Subsidiaries, taken as a whole, of at least $500,000 (or its equivalent in RMB or another currency) for the fiscal year ending on December 31, 2023 or any fiscal year thereafter;

(v)        is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or similar Contract relating to indebtedness for borrowed money of the Company or any of its Subsidiaries, in each case in excess of $500,000 (or its equivalent in RMB or another currency), is outstanding or secured;

(vi)       prohibits the payment of dividends or the making of distributions or prohibits the pledging, repurchase or redemption of stock or any Equity Securities;

(vii)      is with respect to any acquisition or disposition of assets (including share capital or other equity interest in another Person), whether by merger, sale of shares, sale of assets or otherwise, and pursuant to which the Company or any of its Subsidiaries has continuing obligations following the date hereof, including indemnification, guarantee, “earn-out” or other contingent or outstanding payment obligations that are material to the Company and its Subsidiaries, taken as a whole;

(viii)     relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries, other than with respect to any Company Options or Company RSUs, forms of award agreements of which have been made available to Parent prior to the date hereof (which award agreements are consistent in all material respects with the applicable form);

(ix)       is a Control Document;

(x)        is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Entity or university, college, research center or other educational institution, on the other hand, in each case, that provides (A) for research and development activities involving the creation of any Intellectual Property, or (B) the provision of funding by the Company or any of its Subsidiaries to such entity or institution, or by such entity or institution to the Company or any of its Subsidiaries;

(xi)       is a settlement, conciliation, or similar Contract with any Governmental Entity pursuant to which the Company or any of its Subsidiaries will have continuing obligations (other than immaterial obligations ordinarily included in Contracts of this nature) or that involve the payment of more than $500,000 (or its equivalent in RMB or another currency) after the date of this Agreement;

(xii)       is a settlement agreement between the Company or any of its Subsidiaries, on the one hand, and a Taxing Authority, on the other hand, entered into after the Applicable Date and providing for payments in excess of $500,000 (or its equivalent in RMB or another currency);

(xiii)     is a collective bargaining Contract or other Contract with any labor union, works council, or other labor organization (each, a “CBA”);

(xiv)     requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries) in any such case which is in excess of $500,000 (or its equivalent in RMB or another currency);

(xv)      any lease or sublease for real or personal property for which annual rental payments made by the Company or any of its Subsidiaries are expected to be in excess of $500,000 (or its equivalent in RMB or another currency) for the fiscal year ending December 31, 2024 or any fiscal year thereafter;

(xvi)     is a loan or other Contract between the Company or any of its Subsidiaries, on the one hand, and any director, executive officer (as defined in the Exchange Act), major shareholder of the Company or any of its Subsidiaries, holding more than 5% of the Shares (including Shares represented by ADSs), on the other hand, including such loan or Contract that is required to be reported under Item 7 of Form 20-F of the SEC, other than any Contract related to (A) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries, (B) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries, (C) other employee benefits, including award agreements, notices of grants and other similar documents under any Company Share Plans and (D) Contracts between or among the Company and its wholly owned Subsidiaries;

(xvii)    any agreement or Contract with a professional employer organization or co-employer organization (a “PEO”);

(xviii)   provides for the (A) the assignment of, or a grant of a license, right or immunity under, any material Intellectual Property owned by third party, other than Incidental Contracts; or (B) the joint development of products, technology or other Intellectual Property by the Company or any of its Subsidiaries with a third party, other than Incidental Contracts; or

(xix)     provides for the assignment of, or a grant of a license, right or immunity by the Company or any of its Subsidiaries under, any of its or their material Intellectual Property to any third party, other than (A) shrink-wrap, click wrap and off-the-shelf Contracts for commercially available software or services; (B) licenses granted pursuant to materials transfer agreements, sponsored research agreements, confidentiality or nondisclosure agreements, or non-material services agreements, or non-exclusive out-bound licenses granted to clinical trial sites, subcontractors or vendors, in each case, entered into in the ordinary course of business where the license is ancillary to the purpose of the underlying contract; (C) agreements with Company Employees under which such Company Employees assign all of their right, title and interest in and to the Intellectual Property created, generated or otherwise developed in the scope of their employment or engagement to the Company or any of its Subsidiaries; and (D) Contracts containing an inbound license to the Company or its Subsidiaries to use third party Intellectual Property, where such license is (x) non-exclusive, (y) not material to the business of the Company and its Subsidiaries, taken as a whole, and (z) incidental to the primary purpose of such Contract (clauses (A) through (D), collectively, “Incidental Contracts”).

Each Contract set forth (or required to be set forth) in Section 3.11(a) of the Company Disclosure Letter or filed (or which is required to be filed) by the Company as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or Item 4 of the Instructions to the Exhibits to Form 20-F or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act or Item 4 of the Instructions to the Exhibits to Form 20-F, and each such Contract to which the Company or any of its Subsidiaries becomes a party or by which the Company or any of its Subsidiaries becomes bound after the date of this Agreement, is referred to herein as a “Material Contract”.

(b)       As of the date of this Agreement, each of the Material Contracts is valid and binding on the Company or each of its Subsidiaries as may be party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof) and (y) there is no breach or default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, in each case, that has not yet been cured, and to the knowledge of the Company, no event or condition has occurred that constitutes, or, with or without the lapse of time or the giving of notice or both, would constitute, a default thereunder by the Company or any of its Subsidiaries or any other party thereto. As of the date of this Agreement, the Company has made available to Parent, true, correct and complete copies of each Material Contract as in effect as of the date of this Agreement.

Section 3.12         Absence of Certain Changes or Events.

(a)            Since the Balance Sheet Date through the date of this Agreement, except as contemplated by this Agreement, the Company and its Subsidiaries have not taken or agreed to take any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1 hereof.

(b)            (i) Since the Balance Sheet Date through the date of this Agreement, except in connection with or related to the discussions, negotiations, transactions or processes in connection with which the Company and its Representatives discussed and negotiated this Agreement and the transactions contemplated hereby or other potential strategic transactions, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business, and (ii) since December 31, 2022, there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13         Absence of Litigation. There is no Action pending or, to the knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties, including Intellectual Property, of the Company or any of its Subsidiaries, other than any such Action that (a) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or require any material payment, or result in injunction or cessation of the use, manufacture, import or sale of any Company Product, or (b) as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions (including the Merger). None of the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of the Company or any of its Subsidiaries, is or are subject to any Order, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that, as of the date of this Agreement, would reasonably be expected to prevent, enjoin, alter or materially delay the Transactions (including the Merger).

Section 3.14         Employee Benefit Plans.

(a)            Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Plan in effect as of the date of this Agreement (except that any employment offer letter or agreement or individual independent contractor or consultant agreement that is terminable by the Company or its Subsidiaries without notice (or upon a notice period that is no greater than as required by applicable Law) and does not provide any retention, change in control or severance payments or benefits shall not be required to be listed).

(b)            With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of, to the extent applicable, (i) the current plan document and summary plan description (and for any unwritten plan, a summary of the material terms of such plan) and all amendments thereto, (ii) each trust agreement, insurance contract, or other funding instrument related thereto, (iii) the most recent Form 5500 filed with the IRS or similar report required to be filed with any Governmental Entity and the most recent financial statements and actuarial valuation or similar report with respect thereto, and (iv) all non-routine correspondence from any Governmental Entity since the Applicable Date relating to any Company Plan.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established, funded, maintained and administered in accordance with its terms and in compliance with the applicable provisions of all applicable Laws, rules and regulations, and nothing has occurred with respect to any Company Plan that could result in a Tax, penalty or other liability of the Company or any of its Subsidiaries, and (ii) with respect to each Company Plan, no audits, investigations, proceedings or other Actions (other than routine claims for benefits) are pending or, to the knowledge of the Company, threatened in writing, and no fact or circumstance exists that could give rise to any such audit, investigation, proceeding or other Action. Each Company Plan that is required to be registered has been registered and has been maintained in all material respects in good standing with the applicable Governmental Entity and regulatory requirements.

(d)            Each Company Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, in each case a copy of which has been made available to Parent prior to the date of this Agreement, and to the knowledge of the Company, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to adversely affect any such qualification. Each Company Plan (other than a Company Plan subject to the prior sentence) intended to receive favorable Tax treatment under applicable Tax Law has been qualified or similarly determined to satisfy the requirements of such Laws.

(e)            With respect to each Company Plan, all material contributions, distributions, reimbursements, and premium payments have been timely made, paid, or properly accrued. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all employer and employee contributions to each Company Plan required by Law or by the terms of such Company Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, and all Company Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Company Plan that is not required to be funded.

(f)            No Company Plan provides, and neither the Company nor any of its Subsidiaries has any current or potential obligation to provide, post-employment or retiree health or welfare benefits, except to the extent required by applicable Laws. No Company Plan is, and neither the Company nor any of its Subsidiaries maintains, sponsors, participates in, contributes to, or has any obligation to contribute to, or has any other current or contingent liability or obligation under or with respect to a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (whether or not subject to ERISA), a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA (whether or not subject to ERISA), “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (whether or not subject to ERISA), a health or other welfare arrangement that is self-insured by the Company or any Subsidiary of the Company, seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under Title IV of ERISA or by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) accelerate the time of, or result in the payment, vesting, funding, grant of, or increase the amount of, any compensation or benefit due to or create an entitlement to compensation or benefits for any Company Employee under any Company Plan or otherwise, (ii) result in any breach or violation of or default under, or limit the Company’s or any of its Subsidiaries’ right to merge, amend, modify or terminate, any Company Plan, (iii) result in any forgiveness of indebtedness of any Company Employee, or (iv) result in any payments or benefits which could, individually or in combination with any other amount, constitute an “excess parachute payment” as defined in Section 280G of the Code.

(h)            Neither the Company nor any of its Subsidiaries has any current or contingent obligation to indemnify, gross-up or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

Section 3.15         Labor and Employment Matters.

(a)            Section 3.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all employees of the Company as the date hereof, setting forth for each current employee of the Company and its Subsidiaries (i) anonymized employee ID number, (ii) title and grade level, (iii) employer entity, (iv) employment start date, (v) work location, (vi) whether full-time or part-time, (vii) classification as exempt or non-exempt under the Fair Labor Standards Act, or working hour category under applicable Law, (viii) current annual base compensation rate or wage rate, as applicable, (ix) target annual bonus or other incentive-based compensation opportunity, (x) leave status (and, if on leave, the anticipated return date, if known), and (xi) visa status (if applicable).

(b)            Neither the Company nor any of its Subsidiaries is a party to or bound by any CBA, no current employee of the Company or any of its Subsidiaries is represented by any labor union, works council or other labor organization or employee representative body, and no CBA is being negotiated by the Company or any of its Subsidiaries. There are no strikes, work stoppages, slowdowns, lockouts, picketing, handbilling, material labor grievances, labor arbitrations, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries. There are no, and since the Applicable Date, there have not been any (i) material claims or allegations of unfair labor practices pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any labor relations tribunal or authority or (ii) union organizing efforts by or involving any current employees of the Company or any of its Subsidiaries. Since the Applicable Date, no labor union, works council, other labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority.

(c)            As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing material Actions relating to Company Employees (in connection with their employment or engagement by the Company or its Subsidiaries) or employment practices.

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Laws relating to labor, employment and employment practices, including all laws respecting terms and conditions of employment, labor dispatch, health and safety, wages and hours (including overtime pay requirements and the proper classification and treatment of individuals as non-employee contractors or consultants), social security payments and housing fund contribution, mandatory provident fund or other statutory pension contribution, immigration, discrimination, harassment, retaliation, disability rights and benefits, restrictive covenants, plant closures and layoffs, workers’ compensation and workplace injury insurance, labor relations, employee leave and holiday requirements, and unemployment insurance, (ii) the Company and each of its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to the Company Employees under applicable Laws, Contracts, and Company policy; and (iii) each individual who currently provides or provided services to the Company or any of its Subsidiaries and who is or was classified as an independent contractor, consultant, leased employee, or other non-employee service provider employee is and, since the Applicable Date, has been properly classified and treated as such for all applicable purposes.

(e)            As of the date hereof, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has given written notice to the Company or its applicable Subsidiary that he or she plans to terminate employment with the Company or its applicable Subsidiary.

(f)            To the knowledge of the Company, as of the date of this Agreement, no Company Employee is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other similar obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) with respect to Company Employees, owed to any third party with respect to such individual’s right to be employed or engaged by the Company or any of its Subsidiaries.

(g)            Since the Applicable Date through the date of this Agreement, to the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made to the Company or any Subsidiary of the Company against any current or former executive officer, employee in the position of Supervisor and above or director of the Company or any if its Subsidiaries. Neither the Company nor any Subsidiary of the Company has entered into any settlement agreements, related to allegations of sexual harassment or sexual misconduct by any Company Employee.

Section 3.16         Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies (including any self-insurance or “fronting” insurance programs maintained by the Company or any of its Subsidiaries) of the Company and its Subsidiaries, (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its Subsidiaries operate and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

Section 3.17         Properties.

(a)            Neither the Company nor any of its Subsidiaries own any real property.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Lease is legal, valid, binding, enforceable against the Company or its applicable Subsidiary party thereto and, to the knowledge of the Company, each other third party thereto, in each case subject to the Bankruptcy and Equity Exception, and in full force and effect, (ii) neither the Company nor any of its Subsidiaries (as a party to such Lease) nor, to the knowledge of the Company, any other third party to such Lease, is in material breach or default under such Lease and (iii) each of the Company and its Subsidiaries has a valid leasehold interest in each Lease to which it is a party, free and clear of all Liens, except for Permitted Liens.

Section 3.18         Tax Matters.

(a)            The Company and each of its Subsidiaries (i) have timely filed all income, corporate income, gains and VAT Tax Returns and all other material Tax Returns required to be filed by any of them (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects; (ii) have timely paid all material Taxes due and owing (whether or not shown as due and owing on any Tax Return), except for Taxes being contested in good faith pursuant to appropriate procedures and for which adequate reserves have been established on the financial statements of the Company; (iii) have timely withheld all material amounts of Taxes required to be withheld and such withheld Taxes have been duly and timely paid to the proper Taxing Authority or properly reserved; and (iv) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not yet expired.

(b)            There are no current Tax audits, examinations, investigations or other proceedings with respect to Taxes of or with respect to the Company or any of its Subsidiaries and none are currently pending and neither the Company nor any of its Subsidiaries has received a written notice from a Taxing Authority of a material upcoming audit, examination, investigation or other proceeding with respect to Taxes nor to the Company’s knowledge, any threatened in writing.

(c)            There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Liens for Taxes which are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the financial statements of the Company in accordance with GAAP.

(d)            Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4 or any similar provision of applicable Law.

(e)            Neither the Company nor any of its Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (A) as a result of being a member of a combined, unitary, consolidated or similar tax group, or as a transferee or successor, by Contract or otherwise, or (B) pursuant to, or as a result of, any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other customary commercial Contracts not primarily related to Tax or any agreement among or between only the Company or any of its Subsidiaries), or (ii) is a party to or bound by (A) any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Taxing Authority, in each case, with respect to Taxes, or (B) any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other customary commercial Contracts not primarily related to Tax or any agreement among or between only the Company or any of its Subsidiaries).

(f)            The Company and its Subsidiaries are and have at all times been resident for Tax purposes in their place of incorporation, have not at any time been treated and recognized by a Taxing Authority as a resident in any other jurisdiction for any Tax purposes. Neither the Company nor its Subsidiaries has or has had a permanent establishment (within the meaning of an applicable tax treaty) in any country other than the country in which it is organized. No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)            The Subsidiaries of the Company located in the PRC have, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all business licenses and complied with all requirements imposed by such Governmental Entities.

(h)            Any submissions made by or on behalf of the Company or any of its Subsidiaries to any Governmental Entity in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates were accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any such Tax exemptions, holidays, deferrals, incentives or other preferential treatments or rebates is pending or, to the knowledge of the Company, threatened in writing.

(i)            None of the Company or any of its Subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax Return.

(j)            Neither the Company nor any of its Subsidiaries is or has been a party to any transaction treated by the parties thereto as one to which Sections 355 or 361 of the Code (or any similar provision of state, local or foreign law) applied within the last two (2) years.

(k)            The Company and its Subsidiaries are and have at all relevant times been in compliance in all material respects with applicable transfer pricing Laws, including where applicable, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology.

(l)            The Company is not (and has not been within the last five (5) years) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

Section 3.19         Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, on the date it (and any amendment or supplement thereto) is first furnished to the SEC, or at the time it is first mailed to the shareholders of the Company (including holders of ADSs) or at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement, when furnished to the SEC by the Company, will comply as to form, in all material respects, with the provisions of the Exchange Act. The representations and warranties contained in this Section 3.19 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 3.20         Regulatory Matters.

(a)            The Company and its Subsidiaries are, and, to the knowledge of the Company and to the extent relating to the research, development or manufacture of any Company Product, each Collaboration Partner is, in compliance and, since the Applicable Date, has been in compliance with all Health Care Laws applicable to the Company or its Subsidiaries or to which any Company Product is otherwise subject, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are not and have not been subject to, and, to the knowledge of the Company and to the extent relating to the research, development or manufacture of any Company Product, no Collaboration Partner is or, since the Applicable Date, has been subject to, any civil or criminal enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under the Health Care Laws, and, to the knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened in writing, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company or any of its Subsidiaries nor any officers, directors or employees of the Company or any of its Subsidiaries or, to the knowledge of the Company, no agent or clinical investigator of the Company or any of its Subsidiaries, is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)            All manufacturing operations conducted for the benefit of the Company or any of its Subsidiaries with respect to any Company Product being used in human clinical trials have been conducted in accordance with all applicable Health Care Laws and Good Manufacturing Practices, except where the failures to so comply would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No manufacturing site that has conducted or is conducting manufacturing operations of Company Products for the benefit of the Company or any of its Subsidiaries is or has been, with respect to such Company Products manufactured for use in human clinical trials, subject to a shutdown or import or export prohibition imposed or requested by FDA, NMPA or another Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)            Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any contract manufacturer for Company Products manufactured for the benefit of the Company or any of its Subsidiaries, has received any FDA Form 483, warning letter, untitled letter or comparable enforcement from any Governmental Entity, including the FDA or NMPA that if not complied with, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or written notification of any pending or, to the knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Entity, including the FDA or NMPA, alleging or asserting non-compliance by, or liability of, the Company or any of its Subsidiaries under any Health Care Laws, where such non-compliance or liability would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)            Neither the Company or any of its Subsidiaries nor any officer, director or managing employee of the Company or any of its Subsidiaries or, to the knowledge of the Company and to the extent relating to the research, development or manufacture of any Company Product, any Collaboration Partner: (i) has, since the Applicable Date, made any untrue statement of material fact or fraudulent statement to the FDA, NMPA or any other Governmental Entity; (ii) has, since the Applicable Date, failed to disclose a material fact required to be disclosed to the FDA, NMPA or any other Governmental Entity; (iii) has, since the Applicable Date, committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA, NMPA or any other Governmental Entity to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy; (iv) has, since the Applicable Date, had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; or (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs. As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation in writing by the FDA, NMPA or any other Governmental Entity pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy. Since the Applicable Date, neither the Company or any of its Subsidiaries nor any officers, directors or employees of the Company or any of its Subsidiaries or, to the knowledge of the Company, any agents or clinical investigators of the Company or any of its Subsidiaries, has been excluded, suspended or debarred from participation in any national, federal or state health care program or human clinical research or charged with or convicted of any crime or engaged in any conduct that could reasonably be expected to result in material debarment, suspension or exclusion, including under 21 U.S.C Section 335a, 42 U.S.C. Section 1320a-7 or any similar Law outside of the United States.

(e)            (i) All filings, declarations, listings, registrations, submissions, reports, documents, claims and notices (including adverse event reports and investigational new drug safety reports) required to be filed, maintained, or furnished to the FDA, NMPA or any other Governmental Entity performing functions similar to those performed by the FDA or NMPA by the Company or any of its Subsidiaries have been so filed, maintained or furnished; and (ii) to the knowledge of the Company, all such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices were accurate, complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing) and were in compliance with applicable Laws when filed, and no deficiencies that have been asserted by any applicable Governmental Entity with respect to any such filings, declarations, listings, registrations, submissions, reports, documents, claims or notices remain outstanding, except, in each case of clauses (i) and (ii), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f)            All clinical and nonclinical studies, trials or tests conducted or sponsored by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries have been and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws and guidance, including Good Clinical Practices requirements and applicable Laws restricting the use and disclosure of individually identifiable health information. As of the date hereof, none of the FDA, NMPA nor any other Governmental Entity, nor any institutional review board or independent ethics committee, has sent any written notices or other written correspondence to the Company or any of its Subsidiaries or an investigator with respect to any clinical or nonclinical studies, trials and tests conducted or sponsored by or on behalf of the Company or any of its Subsidiaries alleging or asserting material noncompliance with any applicable Laws with respect to any such study, trial or test, or recommending or requiring the termination, suspension or material modification of such studies, trials or tests, which modification would reasonably be expected to have a Material Adverse Effect.

(g)            All preclinical and nonclinical tests performed in connection with or as the basis for any regulatory approval or clearance required for a Company Product either: (i) have been conducted in accordance with applicable Good Laboratory Practices, including the requirements contained in 21 C.F.R. Part 58; or (ii) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA, NMPA or any other applicable Governmental Entity) and have employed the procedures and controls generally used by qualified experts in preclinical and nonclinical study of products comparable to those being developed by or on behalf of the Company or any of its Subsidiaries, except, in each case of clauses (i) and (ii), as has not had and would not reasonably be expected be material to the Company and its Subsidiaries, taken as a whole.

(h)            To the extent permissible under applicable Laws, the Company has provided or made available true, correct and complete copies of the following materials in the possession of the Company or any of its Subsidiaries as of the date hereof: (i) INDs; (ii) all material correspondence submitted to or received from the FDA, NMPA and any other similar health regulatory Governmental Entity, and all other material documents concerning such correspondence, in each case, held by the Company or any of its Subsidiaries concerning any Company Product; and (iii) all material nonclinical, clinical and other data contained in or relied upon in any of the foregoing.

Section 3.21         Intellectual Property.

(a)            Section 3.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all Company Registered Intellectual Property as of the date of this Agreement, together with the name of the current owner(s), the applicable jurisdictions, the issuance, application or registration numbers and the dates of issuance, application or registration of the item. All responses, submissions, and other filings and fees required to maintain the registrations of the foregoing that have or will come due prior to the Closing Date or 30 days thereafter, as applicable, have been or will be timely filed with or paid to, respectively, the relevant Governmental Entities and authorized registrars, and, to the knowledge of the Company, all registrations of the foregoing are otherwise in good standing. The Company is the sole and exclusive owner or co-owner, or the sole and exclusive or co-exclusive licensee, of all Company Intellectual Property (provided, that, with respect to licensed Company Intellectual Property, the Company is the sole and exclusive or co-exclusive licensee within the applicable licensed field of use) and, to the knowledge of the Company, except as would not, individually or in the aggregate, have a Material Adverse Effect, has sufficient rights to use all other Intellectual Property used or held for use in the conduct of the business of the Company as currently conducted, in each case, free and clear of any Liens other than Permitted Liens. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will alter, impair, extinguish or otherwise affect any Company Intellectual Property or the Company’s or any of its Subsidiaries’ rights therein, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)            To the knowledge of the Company, except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of trade secrets included in Company Intellectual Property, including by requiring all Persons having access thereto to execute nondisclosure agreements protecting the confidentiality thereof (which agreements have not been breached by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person). Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation, generation or other development of any material Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries has executed a valid agreement containing a present assignment to the Company or any of its Subsidiaries of all of such employee’s or contractor’s ownership interests in and any other rights to such material Company Intellectual Property.

(c)            To the knowledge of the Company, all material Company Registered Intellectual Property that has been issued or that have completed registration are valid, subsisting and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Applicable Date, neither the Company nor any of its Subsidiaries has received written notice from any third party challenging the validity, enforceability, registrability, ownership or use of any Company Intellectual Property, nor is the Company or any of its Subsidiaries currently a party to any proceeding relating to any such challenge, except for office actions received by the Company or any of its Subsidiaries in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any Order that does or would restrict or impair the use of any Company Intellectual Property.

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no written claim or action, and to the knowledge of the Company, any other claim or action has been brought or asserted against the Company or any of its Subsidiaries, and since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice from any third party, and, to the knowledge of Company, there is no other assertion or threat from any third party, that the operation of the business of Company as is currently conducted, or the Company Products, infringe, misappropriate or otherwise violate the Intellectual Property of any third party. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, neither the Company or any of its Subsidiaries nor the manufacture, use or commercialization of the Company Products has infringed, misappropriated or otherwise violated (or will infringe, misappropriate or otherwise violate) the Intellectual Property of any third party.

(e)            To the knowledge of the Company, except for any infringements, misappropriations or other violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no third party is currently infringing, misappropriating or otherwise violating any Company Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently a party to any proceeding (i) challenging the validity, enforceability, registrability, ownership or use of any third party Intellectual Property or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes, misappropriates or otherwise violates any Company Intellectual Property.

(f)            (i) No funding, grants, facilities, or services of a Governmental Entity or a university, college, research center or other educational institution was used for, or funding from third parties was used for the primary purpose of, creating, generating or otherwise developing any Company Intellectual Property; (ii) no such entity has asserted any ownership interest or other right in any Company Intellectual Property; and (iii) to the knowledge of the Company, no such entity has any basis to assert any ownership interest or other right in any Company Intellectual Property.

(g)            The Company is not required or obligated to (i) make any royalties or other payments or fees that are contingent upon the occurrence of future achievement of milestone events or sales of Company Products or (ii) provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof.

Section 3.22         Data Protection. The Company has (a) complied in all material respects with Applicable Data Protection Requirements; (b) implemented and maintained technical, physical, organizational, and administrative measures and policies designed to protect Personal Information and Company Data against unauthorized access, use, modification, disclosure, or loss (each a “Security Incident”), including, without limitation, backup, security and disaster recovery technology and procedures and has timely and reasonably remediated or otherwise addressed any audit findings relating to its security safeguards; and (c) where required by Applicable Data Protection Requirements, contractually obligated any third parties that process, access, or store Personal Information or other Company Data to abide by terms that are compliant in all material respects with Applicable Data Protection Requirements. There has been no Security Incident or other breach involving Personal Information or Company Data and the Company has not provided or been required under Applicable Data Protection Requirements to provide notification of any breach of privacy or data security. No Person (including any Governmental Entity) has made any written claim or commenced any Action against the Company with respect to alleged violations of Applicable Data Protection Requirements. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions will result in any material violation of Applicable Data Protection Requirements.

Section 3.23         Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company and its Subsidiaries are and since the Applicable Date have been, in compliance with all applicable Environmental Laws, which compliance has included applying for, obtaining, maintaining and complying with all material Permits required under such applicable Environmental Laws for the operation of their respective businesses; (b) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any Action or Order or to the Company’s knowledge, has received any written notice regarding any actual or alleged material violation of or liability (contingent or otherwise) under any Environmental Law; and (c) to the knowledge of the Company, there has been no release or disposal of, contamination by, or exposure of any Person to any substance, material or waste so as to give rise to any material liability for the Company or any of its Subsidiaries under any Environmental Law. For purposes of this Agreement, “Environmental Laws” means all applicable Laws regarding pollution or protection of the environment, or the effect of the environment or hazardous or toxic substances, materials or wastes on public or worker health or safety.

Section 3.24         Opinion of Financial Advisor. The Board of Directors has received the oral opinion (to be subsequently confirmed in writing) of Centerview Partners LLC (the “Financial Advisor”), financial advisor to the Company, on or prior to the date of this Agreement, that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Per ADS Merger Consideration to be paid to the holders of ADSs (other than ADSs representing Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed, true and complete copy of such opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Board of Directors and execution of this Agreement.

Section 3.25         Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a true, complete and correct copy of the engagement letter for the Financial Advisor (the “Financial Advisor Engagement Letter”). The Financial Advisor Engagement Letter has not been amended, modified for supplement without the consent of Parent.

Section 3.26         VIE Entities and Control Documents.

(a)            As of the date of this Agreement, pursuant to the Control Documents with respect to each VIE Entity, the WFOE has had exclusive control over such VIE Entity and its Subsidiary and is entitled to all of the economic benefits and residual returns from the operations of such VIE Entity and its Subsidiary. Under the Control Documents, the Company is permitted under applicable Laws and accounting conventions to properly consolidate the financial results of the Controlled Entities in the consolidated financial statements of the Company in accordance with the GAAP.

(b)            The WFOE and the Controlled Entities each have the necessary and corporate power and authority, and, to the knowledge of the Company, the individuals party to the Control Documents each have the capacity, to enter into, execute and deliver the Control Document to which it, he or she is a party and each other agreement, certificate, document and instrument to be executed and delivered by it, he or she pursuant to the Control Documents and to perform its, his or hers obligations thereunder. The execution and delivery by WFOE and the Controlled Entities to each Control Document to which it is a party and the performance by such party of its obligations thereunder have been duly authorized by all requisite corporate actions on the part of such party.

(c)            The execution and delivery by the Company and each of its Subsidiaries named in each Control Document, and the performance by the Company and/or such Subsidiary, as applicable, of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its corporate documents as in effect, any applicable Law, or any contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of the Company or any of its Subsidiaries or to increase the rate of interest presently in effect with respect to any indebtedness of the Company or any of its Subsidiaries, or (iii) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, in each case of clauses (i) through (iii), except for any such conflict, violation, breach, default, acceleration, event, Lien or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)            Since the Applicable Date through the date of this Agreement, all consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity required under any applicable Laws in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent, approval, authorization, permit, filings or notifications has been withdrawn or is subject to any condition precedent, which has not been fulfilled or performed, except in each case, as would not reasonably be expected to have a Material Adverse Effect.

(e)            Each Control Document is duly executed by the parties thereto and constitutes a valid and legally binding obligation of the parties named therein, is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. All of such Control Documents taken as a whole are legal, valid, enforceable and admissible as evidence under PRC Laws, except in each case, as would not reasonably be expected to have a Material Adverse Effect. No party to any Control Document is in material breach or default in the performance or observance of any of the material terms or provisions of such Control Document and to the knowledge of the Company, none of the parties to any Control Document has sent or received any written communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened in writing by any of the parties thereto.

(f)            Since the Applicable Date through the date of this Agreement, there have been no written disputes, disagreements, claims or legal proceedings, raised by any Governmental Entity or any other Person, pending or, to the knowledge of the Company, threatened in writing against any of the Controlled Entities or the Company or any of its Subsidiaries that (i) challenge the validity or enforceability of any part or all of the Control Documents, individually or taken as a whole, (ii) challenge the “variable interest entity” structure or the ownership structure as set forth in the Control Documents, (iii) claim any ownership, share, equity or interest in the Controlled Entities or the Company or any of its Subsidiaries, or claim any compensation for not being granted any ownership, share, equity or interest in the Controlled Entities or the Company or any of its Subsidiaries or (iv) claim any of the Control Documents or the ownership structure thereof or any arrangement or performance of or in accordance with the Control Documents was, is or will violate any PRC Laws, in each case of clauses (i) through (iv), except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(g)            Except as reflected or otherwise reserved against on the consolidated financial statements of the Company (including the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on April 25, 2023, neither the Company nor any of its Subsidiaries are subject to any liabilities or obligations in connection with any liquidation, dissolution, deregistration or similar corporate event involving any Controlled Entity.

Section 3.27         Anti-Takeover Provisions. There are no “fair prices,” “moratoriums,” “business combinations,” “control share acquisitions” or other similar forms of anti-takeover statutes or regulations enacted under any Laws, or “poison pills”, “shareholder rights plans” or similar Contracts to each of which the Company is a party with respect to any shares of capital stock of the Company, or similar provisions under the Organizational Documents of the Company and its Subsidiaries (collectively, “Takeover Statute”), in each case applicable to this Agreement, the Merger or the other Transactions. The Company has taken all necessary actions to exempt this Agreement, the Merger and the other Transactions from any Takeover Statute applicable to this Agreement, the Merger or the other Transactions.

Section 3.28         No Other Representations or Warranties.

(a)            The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV and in any certificate delivered in connection with this Agreement. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

(b)            In connection with the Transactions, each of the Company, its Subsidiaries and their respective Affiliates, shareholders, directors, officers, employees, agents, Representatives and advisors have received and may continue to receive after the date of this Agreement from Parent and Merger Sub and their respective Affiliates, shareholders, directors, officers, employees, consultants, agents, Representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent and Merger Sub and their business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that the Company will have no claim against Parent and Merger Sub, or any of their Affiliates, shareholders, directors, officers, employees, consultants, agents, Representatives or advisors, or any other person with respect thereto other than, subject to the terms and conditions of this Agreement, with respect to Parent and Merger Sub, any such information is expressly addressed or included in a representation or warranty contained in Article IV. Accordingly, the Company hereby acknowledges and agree that neither Parent and Merger Sub nor any of their respective Affiliates, shareholders, directors, officers, employees, consultants, agents, Representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans, other than, with respect to Parent and Merger Sub, subject to the terms and conditions of this Agreement, any such information is expressly addressed or included in a representation or warranty made by Parent and Merger Sub contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1         Organization. Each of Parent and Merger Sub (a) is a legal entity duly incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, leased and operated and to conduct its business in the manner as presently conducted and (c) is qualified or licensed to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has made available to the Company (i) true, complete and correct copies of its Organizational Documents, as currently in effect including all amendments thereto, and (ii) a true and complete list of all directors and executive officers of Parent and Merger Sub, as of the date hereof.

Section 4.2         Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement (and with respect to Parent, the CVR Agreement), and to consummate the Transactions. The execution, delivery and by each of Parent and Merger Sub of this Agreement (and with respect to Parent, the CVR Agreement) and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized and approved by all necessary corporate or similar action of each of Parent and Merger Sub, and no other corporate proceedings or shareholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize or approve this Agreement (and with respect to Parent, the CVR Agreement), to perform their respective obligations hereunder or thereunder, or to consummate the Transactions (other than the filing of the Plan of Merger with the Registrar of Companies pursuant to the CICA). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The CVR Agreement, when executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the Rights Agent, is a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3         No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance of this Agreement by Parent and Merger Sub and of the CVR Agreement by Parent do not, and the consummation of the Transactions will not (i) breach, violate or conflict with the memorandum and articles of association or other governing documents of each of Parent and Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of Section 4.3(b) have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except for a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties or assets are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and of the CVR Agreement by Parent and the consummation of the Merger and the other Transactions by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) compliance with the applicable requirements of NASDAQ, (iii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the CICA, (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust and Foreign Investment Laws, (v) any filings with respect to Tax, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4         Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective Subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective material properties or assets is or are subject to any Order, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5         Sufficiency of Funds. At the Closing, Parent will have, cash resources in immediately available funds and in an amount sufficient to consummate the Transactions and satisfy all of Parent’s obligations under this Agreement, including the payment of the aggregate Per Share Closing Amount and Per ADS Closing Amount, and procuring payment of the Company Warrant Consideration, In-the-Money Company Option Closing Amount and Company RSU Closing Amount, payable in respect of all Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs), ADSs (other than ADSs representing the Excluded Shares), Company Warrants, Company Options and Company RSUs issued and outstanding as of immediately prior to the Effective Time, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement at the Effective Time. On the Milestone Payment Date, Parent will have cash resources in immediately available funds and in an amount sufficient to satisfy Parent’s cash payment obligations under the CVR Agreement. Parent’s and Merger Sub’s obligations under this Agreement and the CVR Agreement, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement and the CVR Agreement.

Section 4.6         Operations and Ownership of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

Section 4.7         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable prior to the Effective Time in connection with the Transactions based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.8         Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates directly or indirectly beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any other Equity Securities of the Company.

Section 4.9         Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, on the date it (and any amendment or supplement thereto) is first furnished to the SEC, or at the time it is first mailed to the shareholders of the Company (including holders of ADSs) or at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. All documents and information supplied by or on behalf of Parent, Merger Sub or their respective Representatives for inclusion in the Proxy Statement, will comply as to form, in all material respects, with the provisions of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statement made in any of the foregoing documents based on information supplied by or on behalf of the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 4.10         No Other Representations or Warranties.

(a)            Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III and in any certificate delivered in connection with this Agreement. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by each of the Company and its Subsidiaries.

(b)            In connection with the due diligence investigation of each of the Company and its Subsidiaries by Parent and Merger Sub and their respective Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, Parent and Merger Sub and their respective Affiliates, shareholders, directors, officers, employees, agents, Representatives and advisors have received and may continue to receive after the date of this Agreement from the Company and its Subsidiaries and their Affiliates, shareholders, directors, officers, employees, consultants, agents, Representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company and its Subsidiaries, or any of their Affiliates, shareholders, directors, officers, employees, consultants, agents, Representatives or advisors, or any other person with respect thereto other than, subject to the terms and conditions of this Agreement, with respect to the Company, any such information is expressly addressed or included in a representation or warranty contained in Article III. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company and its Subsidiaries nor any of their respective Affiliates, shareholders, directors, officers, employees, consultants, agents, Representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans, other than, with respect to the Company, subject to the terms and conditions of this Agreement, any such information is expressly addressed or included in a representation or warranty made by the Company contained in Article III.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1         Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except (i) as required or otherwise expressly provided for by the Transaction Documents, (ii) as specifically set forth in Section 5.1 of the Company Disclosure Letter, (iii) as required to comply with applicable Law, or (iv) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)            the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each of its Subsidiaries to, conduct its and their respective businesses and operations in all material respects in the ordinary course of business and preserve intact its and each of its subsidiaries’ business organization, including keeping available the services of current executive officers, and to preserve the present relationships with those Persons having significant business relationships with the Company, and

(b)            without limiting the foregoing, the Company shall not and shall cause each of its Subsidiaries not to do any of the following:

(i)          amend, adopt any amendment to or otherwise change its Memorandum and Articles of Association or other Organizational Documents;

(ii)        effect or commence any complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, reorganization, or similar transaction;

(iii)       merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among the Company and its wholly owned Subsidiaries;

(iv)       make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any business or any corporation, partnership or other business organization or division thereof or any property, assets or securities, in each case, except for (A) purchases of pharmaceutical ingredients, inventory and other assets in the ordinary course of business, (B) acquisitions or investments pursuant to existing Contracts in effect as of the date hereof, (C) investments in or other transactions with any wholly owned Subsidiary of the Company, or (D) capital expenditures in accordance with Section 5.1(b)(xiii);

(v)        issue, sell, grant, authorize, pledge, encumber or dispose of (or authorize the issuance, sale, grant, authorization, pledge, encumbrance or disposition of) any Equity Securities of the Company or any of its Subsidiaries, except for (A) any issuance, sale or disposition to the Company or a wholly owned Subsidiary of the Company by any Subsidiary of the Company, (B) any issuance of Shares upon the exercise of Company Options or Company Warrants or settlement of Company RSUs, in each case outstanding as of the date hereof in accordance with their terms in effect on the date hereof, or (C) withholding of Shares in full or partial payment of any purchase price or exercise price and any applicable Taxes payable by such holder upon the exercise, settlement or lapse of conditions or restrictions on the Company Equity Awards, in each case outstanding as of the date hereof in accordance with their terms in effect on the date hereof;

(vi)       reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any Equity Security of the Company or any of the Company’s Subsidiaries or consummate or authorize any other similar transaction with respect to shares of capital stock or ownership interests of the Company or any of its Subsidiaries (or any warrants, options or other rights to acquire the foregoing) other than (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Equity Awards or the withholding of Shares in full or partial payment of any purchase price or exercise price and any applicable Taxes payable by such holder upon the exercise, settlement or lapse of conditions or restrictions on the Company Equity Awards, in each case, outstanding as of the date hereof in accordance with their terms in effect on the date hereof, (B) in connection with the forfeiture of Company Equity Awards outstanding as of the date hereof in accordance with their terms in effect on the date hereof, (C) purchase, transfer or other disposal between or among the Company and its wholly owned Subsidiaries, or (D) pursuant to existing Contracts in effect as of the date hereof;

(vii)      create or incur any Lien, other than Permitted Liens, on any assets of the Company or its Subsidiaries, other than (A) increased obligations under existing Liens resulting from indebtedness incurred in accordance with Section 5.1(b)(xvii), (B) as required pursuant to existing Contracts in effect as of the date hereof as set forth in Section 5.1(b)(xiv) of the Company Disclosure Letter, (C) in the ordinary course of business or (D) pursuant to Incidental Contracts;

(viii)    authorize or make any loans, advances (other than ordinary course business expenses, any advance or prepayment for any capital expenditure otherwise permitted under Section 5.1(b)(xiii)), capital contributions to, or other investments in, any Person (other than the Company or any of its Subsidiaries) in excess of $500,000 (or its equivalent in RMB or another currency) in the aggregate;

(ix)       sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, knowingly fail to renew or permit to lapse or expire, grant an easement or covenant not to assert with respect to, grant any rights under, or subject to any Lien (other than Permitted Liens), fail to maintain or defend in full force and effect (including any failure to protect the confidentiality of any material Intellectual Property, or disclose, license, release, deliver, escrow or otherwise make available or grant any rights to any source code), or dispose of any material assets, rights or properties (including material Intellectual Property) other than (A) sale or disposition of inventory (or, in the case of Intellectual Property, non-exclusive licenses or covenants not to sue which are (x) not material to the business of the Company and its Subsidiaries, taken as a whole, and (y) incidental to the primary purpose of the applicable arrangement) in the ordinary course of business or are otherwise pursuant to an Incidental Contract, (B) pursuant to existing Contracts in effect as of the date hereof, (C) between or among the Company and its wholly owned Subsidiaries, (D) with respect to tangible assets with a fair market value of less than $125,000 (or its equivalent in RMB or another currency) in a single transaction or series of related transactions or are otherwise dispositions or abandonments of immaterial assets in the ordinary course of business, or (E) such actions that are taken for the purpose of permitting to expire Intellectual Property registrations expiring at the end of their statutory terms;

(x)        unless mandated by a Governmental Entity, (A) make any changes to, discontinue, terminate or suspend any ongoing research and development program or clinical trial relating to a Company Product or (B) commence, alone or with any third party, any research and development program or clinical trial that has not been disclosed to Parent prior to the date of this Agreement;

(xi)       make any material submissions or filings to the FDA, NMPA or any other applicable health regulatory Governmental Entity related to the Company’s business and operations or any Company Product, without, to the extent practicable and legally permissible, (A) providing Parent with a reasonable opportunity to review and comment on such submissions or filings and (B) using good faith efforts to incorporate any of Parent reasonable comments that are received in a timely fashion;

(xii)      declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s or its Subsidiaries’ capital stock, (except for any dividend or distribution by a Subsidiary of the Company to the Company or any Subsidiary of the Company);

(xiii)     authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (A) any capital expenditures contemplated by the capital expenditure budget of the Company and its Subsidiaries made available to Parent prior to the date of this Agreement as set forth in Section 5.1(b)(xiii) of the Company Disclosure Letter, and (B) capital expenditures of less than $200,000 (or its equivalent in RMB or another currency) individually or $500,000 (or its equivalent in RMB or another currency) in the aggregate;

(xiv)     other than Incidental Contracts, (A) enter into any Contract that would have been a Material Contract if it had been in effect as of the date hereof, except for any statement of work issued under an existing Material Contract, in each case not in excess of $500,000 individually, or (B) modify or amend in any material respect, terminate, permit to expire or waive any material rights or obligations under any Material Contract;

(xv)      enter into any Contract or make any other commitment pursuant to which the Company or any of its Affiliates would receive, directly or indirectly, the benefit of any funding, grants, facilities, services or other resources of a Governmental Entity, including any such commitment pursuant to which such Governmental Entity would be entitled to any ownership interest or other right in or to any Intellectual Property;

(xvi)     voluntarily terminate, suspend, abrogate, amend, let lapse or modify any material Permit in a manner materially adverse to the Company and its Subsidiaries, taken as a whole;

(xvii)    except for intercompany loans between the Company and any of its wholly owned Subsidiaries or between any wholly owned Subsidiaries of the Company, incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness for borrowed money in excess of $500,000 (or its equivalent in RMB or another currency), or modify in any material respect the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any Person (other than a wholly owned Subsidiary of the Company), in each case, in excess of $500,000 (or its equivalent in RMB or another currency), other than (A) guarantees incurred in compliance with this Section 5.1 by the Company of indebtedness of Subsidiaries of the Company, (B) the incurrence or guarantee of indebtedness under any existing credit facilities or other Contracts as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such indebtedness, or (C) in the ordinary course of business;

(xviii)   except to the extent required by Law, pursuant to this Agreement or the terms of any Company Plan as in effect on the date hereof, or mandated by a Governmental Entity, (A) increase the compensation or benefits of any Company Employee, (B) grant or pay (or otherwise increase) any cash or equity-based incentive compensation (including any Company Equity Awards) change in control, retention, severance, termination pay or other similar arrangement for any Company Employee, (C) establish, adopt, enter into, amend or terminate any Company Plan or any other compensation or benefit plan, program, agreement or arrangement that would be a Company Plan if in effect on the date of this Agreement, (D) grant, cancel or forgive any loan or advance of any money or any other property to any Company Employee, (E) hire, promote or terminate any employee at (or who would be at) the level of Vice President or above (other than a termination for cause as determined by the Company consistent with past practice), (F) increase the use of labor dispatch employees, or (G) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company Plan or otherwise;

(xix)      change, in any material respect, in any financial accounting principles, except as may be required to conform to changes in applicable Law or GAAP or regulatory requirements with respect thereto;

(xx)       except to the extent required by applicable Law, (A) adopt or change any material Tax accounting method , (B) make, revoke, or change any material Tax election, claim, surrender, notice or consent, (C) affirmatively surrender any claim for a refund of a material amount of Taxes, (D) enter into any closing agreement or other written ruling or agreement with a Taxing Authority with respect to a material amount of Taxes, (E) amend any material Tax Return, (F) settle, compromise or otherwise resolve any material legal proceeding, audit, examination or investigation relating to Taxes, (G) fail to file when due (taking into account any extensions automatically granted) any material Tax Return or to pay when due any material Taxes, (H) change any annual Tax accounting period, or (I) change its residence for any Tax purpose or establish any permanent establishment or taxable presence in a jurisdiction where it is not so resident;

(xxi)      except to the extent required by applicable Law or mandated by a Governmental Entity, enter into or negotiate any CBA, or organize or certify any labor union or other labor organization as the bargaining representative for any Company Employee;

(xxii)     waive, release, settle or compromise any Action, other than settlements or compromises of any Action (A) that only involve payment of money damages where the amounts paid (net of insurance proceeds received) does not exceed $500,000 (or its equivalent in RMB or another currency) individually, (B) in the ordinary course of business, or (C) pursuant to or in connection with the Transaction Documents;

(xxiii)    terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

(xxiv)    enter any new line of business outside of its existing business as of the date hereof that is material to the Company and its Subsidiaries, taken as a whole; or

(xxv)     agree, authorize or commit to do or take any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xxiv).

Section 5.2         No Control of the Company’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Section 5.1), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1         Proxy Statement.

(a)            The Company will, as soon as reasonably practicable following the date of this Agreement and in any event within 15 Business Days, with the reasonable assistance of Parent and Merger Sub, prepare and furnish to the SEC the Proxy Statement. The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act and CICA. Parent shall furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested in connection with the preparation, furnishing and distribution of the Proxy Statement, and shall promptly inform the Company whenever Parent discovers any fact or event relating to Parent or any of its Affiliates, officers or directors that is required to be corrected or set forth in an amendment or supplement to the Proxy Statement. Notwithstanding the foregoing, except as otherwise expressly provided in Section 6.3 or as contemplated by Section 6.8, prior to mailing the Proxy Statement or any other proxy or consent solicitation statement with respect to any meeting of the shareholders of the Company in connection with the Merger, the Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on such document or response in advance and consider in good faith any comments provided by Parent or any of its Representatives with respect thereto.

(b)            If, at any time prior to the receipt of the Company Requisite Vote, any information relating to the Company or Parent, respectively, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt furnishing to the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company. Nothing in this Section 6.1(b) shall limit the obligations of any Party under Section 6.1(a). For purposes of this Section 6.1, any information concerning or related to the Company, its Affiliates or the Shareholders Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent. Except to the extent that the Board of Directors shall have made a Change of Recommendation as expressly set forth in Section 6.3 or as contemplated by Section 6.8, the Proxy Statement will include the Recommendation.

Section 6.2         Shareholders Meeting.

(a)            The Company will, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of seeking the approval of this Agreement, the Merger and the Plan of Merger by the Company Requisite Vote and, except if the Board of Directors shall have made a Change of Recommendation in accordance with Section 6.3, will use its reasonable best efforts to solicit approval of this Agreement and the Merger and the Plan of Merger. The Company will schedule the Shareholders Meeting as promptly as reasonably practicable following the dissemination of the Proxy Statement in accordance with applicable Law; provided that the Company may, without the prior consent of Parent, and shall if requested by Parent (with respect to the following clause (i)), adjourn or postpone the Shareholders Meeting if the Company or Parent, as applicable, believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (i) solicit additional proxies necessary to achieve quorum or obtain approval of this Agreement by the Company Requisite Vote at the Shareholders Meeting (including any adjournment or postponement thereof), or (ii) distribute any supplement or amendment to the Proxy Statement that the Board of Directors has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by the Company’s shareholders prior to the Shareholders Meeting (including any adjournment or postponement thereof), provided, however, that the Shareholders Meeting shall not be postponed or adjourned for more than 10 Business Days in each instance or 30 Business Days in the aggregate from the originally scheduled date of the Shareholders Meeting without the prior written consent of Parent (if such postponement or adjournment is made by the Company) or by mutual agreement of the Company and Parent (if such postponement or adjournment is requested by Parent).

(b)            In the event that subsequent to the date of this Agreement, the Board of Directors makes a Change of Recommendation or shall have provided any notice of its intent to make a Change of Recommendation pursuant to Section 6.3, except as is necessary to provide for the expiration of any time period required under Section 6.3, the Company shall nevertheless submit this Agreement, the Merger and the Plan of Merger to the shareholders for approval and authorization at the Shareholders Meeting in accordance with this Section 6.2 unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.

Section 6.3         No Solicitation.

(a)            From the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII:

(i)         the Company and its controlled Affiliates shall not, and shall cause their respective directors and officers to not, and shall use their respective reasonable best efforts to cause their respective Representatives to not, directly or indirectly:

(A)         solicit, initiate or take any other action to knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making, submission, modification or amendment or announcement of any proposal or offer, including any proposal or offer to its shareholders, that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(B)         enter into, engage in, continue or otherwise participate in any manner in any discussions or negotiations regarding an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(C)         provide any information or data concerning the Company or any of its Affiliates, or afford access to the business, properties, assets, books or records of the Company or any of its Affiliates, to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of an Acquisition Proposal or the intent to encourage, facilitate or assist an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(D)         approve, endorse, recommend, execute or enter into, or propose to approve, endorse, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement) providing for, relating to, or that would reasonably be expected to result in, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”);

(E)         amend or grant any waiver or release under any confidentiality, standstill or similar agreement, to which the Company or any of its Affiliates is a party, with respect to any class of equity interests of the Company or any of its Affiliates in connection with any Acquisition Proposal (provided, that if the Board of Directors determines in its good faith judgment after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make an Acquisition Proposal to the Board of Directors on a confidential basis);

(F)         (1) withdraw or qualify, amend or modify the Recommendation in any manner adverse to Parent or Merger Sub, (2) fail to include the Recommendation in the Proxy Statement when mailed to the shareholders of the Company, (3) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal or enter into any Alternative Acquisition Agreement, (4) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, or (5) resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the foregoing in this clause (F), a “Change of Recommendation”);

(G)         take any action to make any Takeover Statute inapplicable to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) or any Acquisition Proposal; or

(H)         resolve, propose or agree to do any of the foregoing; and

(ii)        except as expressly permitted by this Section 6.3, the Company and its controlled Affiliates shall, and shall cause their respective directors and officers to, and shall use their respective reasonable best efforts to cause their respective Representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly (A) terminate all access of any Person (other than Parent and its Representatives) to any electronic data room maintained by the Company in connection with any Acquisition Proposal and (B) request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of any Acquisition Proposal, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

(b)            The Company agrees that it will as promptly as practicable (and, in any event, within 36 hours) notify Parent in writing if it or, to its knowledge, any of its Representatives becomes aware that (i) any Acquisition Proposal (or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal) is received by the Company, or (ii) any discussions or negotiations are sought to be initiated or continued with, the Company, its Board of Directors (or any committee thereof) or any Representative of the foregoing in connection with any Acquisition Proposal (or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal). Such notice shall expressly state the identity of the Person or group of Persons making such Acquisition Proposal (or such inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal) and the material terms and conditions of such Acquisition Proposal (or such inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal), together with copies of any written material documents relating thereto provided to the Company, its Board of Directors (or any committee thereof) or any Representative of the foregoing, and thereafter the Company shall keep Parent reasonably informed, on a reasonably current basis, of any material change to the terms of any such Acquisition Proposal (or such inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal), together with copies of any new written material documents (as well as written summaries of any material oral communications) relating thereto provided by such Person or group of Persons making such Acquisition Proposal to the Company, its Board of Directors (or any committee thereof) or any Representative of the foregoing.

(c)            Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Requisite Vote, the Company may (subject to compliance with this this Section 6.3), directly or indirectly through its Subsidiaries and its and their respective Representatives, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.3 (in each case, other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub):

(i)         contact the Person or group of Persons who has made such Acquisition Proposal solely (A) to clarify and understand the terms and conditions thereof solely to the extent the Board of Directors shall have determined in good faith that such contact is necessary to clarify ambiguities in the terms or conditions proposed in order to determine whether such Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and (B) to notify such Person of the restrictions of this Section 6.3;

(ii)        provide information (including any information or data concerning the Company or any of its Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal (including as modified or amended), if and only if prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall provide or make available to Parent any such information (to the extent that such information has not been previously provided or made available to Parent) substantially concurrently with the time it is provided to made available to such Person or group of Persons making an Acquisition Proposal; or

(iii)       engage or participate in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal (including as modified or amended);

provided that prior to taking any action described in Section 6.3(c)(ii) or Section 6.3(c)(iii) above, the Board of Directors shall have (1) determined in its good faith judgement, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal (including as modified or amended) constitutes, or would reasonably be expected to lead to, a Superior Proposal and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws and (2) first delivered to Parent written notice advising Parent that the Company intends to take such action, which notice, in and of itself, shall not constitute a Change in Recommendation.

(d)            Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 6.3, at any time prior to obtaining the Company Requisite Vote, in connection with its receipt of a bona fide written Acquisition Proposal, the Board of Directors may effect a Change of Recommendation or terminate this Agreement in accordance with Section 8.1(c)(ii) to enter into a definitive agreement providing for such Superior Proposal, if and only if:

(i)         the Board of Directors determines in its good faith judgement after consultation with its financial advisor and outside legal counsel, in response to an unsolicited bona fide Acquisition Proposal that did not result from any breach of this Section 6.3 by the Company (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub), that such Acquisition Proposal constitutes a Superior Proposal and that failure to effect a Change of Recommendation with respect to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Laws;

(ii)        prior to effecting a Change of Recommendation in connection with an Acquisition Proposal in accordance with this Section 6.3(d), (A) the Company shall have provided prior written notice (the “Change Notice”) to Parent that the Board of Directors intends to effect a Change of Recommendation or terminate this agreement in accordance with Section 8.1(c)(ii), describing in reasonable detail the reasons for such action (which notice shall specify the identity of the party making the Acquisition Proposal and the material terms thereof (including the consideration offered therein) and shall be delivered with complete copies of all relevant documents (other than redacted terms of financing documents) relating to such Acquisition Proposal), and (B) the Company shall, and shall cause its Representatives to, for four Business Days (the “Notice Period”), negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal, the Company shall deliver a new Change Notice to Parent and comply again with the requirements of this Section 6.3(d)(ii) with respect to such new Change Notice; provided, further, that with respect to the new Change Notice to Parent, the Notice Period shall be deemed to be a two-Business Day period rather than the four Business Day period first described above; and

(iii)       following the end of the Notice Period (and any renewed period thereof), the Board of Directors shall have determined in its good faith judgement (after consultation with its financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that the Acquisition Proposal continues to constitute a Superior Proposal and failure to effect a Change of Recommendation with respect to such Acquisition Proposal would still be inconsistent with the directors’ fiduciary duties under applicable Laws.

(e)            Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, if an Intervening Event has occurred, the Board of Directors may make a Change of Recommendation (other than in response to a Superior Proposal, which shall be governed by Section 6.3(d)), if and only if:

(i)         the Board of Directors determines in its good faith judgment after consultation with its financial advisor and outside legal counsel that, in light of an Intervening Event, failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law;

(ii)        prior to effecting a Change of Recommendation in connection with an Intervening Event in accordance with this Section 6.3(e), (A) the Company shall have provided a prior written notice (the “Intervening Event Notice”) to Parent that the Board of Directors intends to effect a Change of Recommendation in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail, and (B) after providing such Intervening Event Notice and prior to making such Change of Recommendation in connection with such Intervening Event, the Company shall, and shall cause its Representatives to, for four Business Days (the “Intervening Event Notice Period”), negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement in a manner that obviates the need for such Change of Recommendation or so that failure to effect a Change of Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Laws; and

(iii)       following the end of such Intervening Event Notice Period, the Board of Directors shall have determined in its good faith judgement (after consultation with its financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that failure to effect a Change of Recommendation with respect to such Intervening Event would still be inconsistent with the directors’ fiduciary duties under applicable Laws.

(f)            Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.3, or (y) making any required disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with applicable Law. A “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be a Change of Recommendation; provided, that any such disclosure by the Company shall state that the Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Change of Recommendation has been made in compliance with this Section 6.3.

(g)            Notwithstanding anything to the contrary set forth in this Section 6.3 the Company acknowledges and agrees that (i) any violation of the restrictions or obligations set forth in this Section 6.3 by any controlled Affiliate of the Company or their respective Representatives shall constitute a breach of this Section 6.3 by the Company, and (ii) it shall not nor shall it permit its controlled Affiliates to enter into any agreement that prohibits or restricts the Company from providing to Parent the information contemplated by this Section 6.3 or otherwise complying with this Section 6.3.

Section 6.4         Efforts; Required Action and Forbearance.

(a)            Reasonable Best Efforts. Subject to Section 6.4(d), upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as soon as reasonably practicable (and in any event by no later than the End Date), the Transactions, including by using reasonable best efforts to (A) cause the conditions to the Merger set forth in Article VII to be satisfied, (B) (1) seek to obtain all consents, waivers, approvals, Orders, authorizations and expirations or terminations of waiting periods from Governmental Entities; and (2) make all registrations, declarations and filings with Governmental Entities, in each case that are necessary or advisable in connection with the consummation of the Merger, and (C) subject to obtaining the prior approval of Parent (not to be unreasonably withheld, conditioned or delayed) as to the form and content of all communications and notifications, (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Contracts of the Company or its Subsidiaries so as to seek to maintain and preserve the benefits to the Surviving Company of such Contracts as of and following the consummation of the Merger.

(b)            Filings Under the HSR Act and Other Applicable Antitrust and Foreign Investment Laws. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will (and will cause its respective Affiliates to) promptly (and in the case of the Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act, in any event no later than ten Business Days after the date of this Agreement) file (i) a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ; and (ii) comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Entity pursuant to other Antitrust and Foreign Investment Laws as may be necessary, proper, or advisable to effectuate, or in connection with the effectuation of, the Transactions. Each of Parent and the Company will (and will cause each of its respective Representatives, as applicable, to) (A) cooperate and coordinate with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested in relation to such filings by the FTC, the DOJ or the Governmental Entities of any other applicable jurisdiction in which any such filing is made; (D) subject to Section 6.4(d), use its respective reasonable best efforts to take all action necessary to obtain any approvals, consents and clearances pursuant to any Antitrust and Foreign Investment Laws as may be necessary, proper, or advisable to effectuate, or in connection with the effectuation of, the Transactions as promptly as practicable (and in any event by no later than the End Date) and to remove any court or regulatory orders under the Antitrust and Foreign Investment Laws impeding the ability to consummate the Transactions by the End Date; and (E) subject to Section 6.4(d), take any and all actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and other Antitrust and Foreign Investment Laws prior to the End Date, and to avoid any impediment to the consummation of the Merger under any Antitrust and Foreign Investment Laws, including (1) proposing, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (x) conduct of business restrictions, a sale, divestiture, license or other disposition, or imposition of any Lien or impediment upon, any or all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent, Merger Sub, their respective Affiliates, the Company or any of its Affiliates or (y) any other restrictions on the activities of Parent, Merger Sub, their respective Affiliates, the Company or any of its Affiliates, including any limitation on the ability of Parent, Merger Sub, their respective Affiliates, the Company or its Affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or assets and, in the case of Parent, the businesses or assets of the Company and its Subsidiaries and (2) proposing, offering, negotiating, committing to and effecting any concession, release, admission of liability, compromise, settlement or loss of rights in connection with any actual or threatened Action (such actions under clause (E), each, a “Remedy Action”); provided, however, that none of Parent, Merger Sub or the Company shall be required to agree to any Remedy Action unless such Remedy Action is conditioned upon the Closing. Each Party shall, after consultation with the other Parties, use reasonable best efforts to certify compliance with any request for additional information or documentary material from any Governmental Entity with respect to the Merger pursuant to the HSR Act or any other Antitrust and Foreign Investment Laws applicable to the Merger. Parent shall pay all filing fees for any filings required under Antitrust and Foreign Investment Laws, but the Company shall bear its own costs for the preparation of any such filings.

(c)            Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause each of their respective Affiliates, as applicable, to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any substantive communication received by such Person from a Governmental Entity in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Entity; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Entity in connection with the Transactions and any developments, meetings or discussions with any Governmental Entity in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any Action; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Entity with respect to any of the Transactions; and (iii) not independently participate in any meeting, hearing, proceeding or discussions with or before any Governmental Entity in respect of the Transactions without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Entity as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Parties without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact any information (A) to remove references concerning the valuation of the Company, and (B) as necessary to preserve the legal privilege before sharing any information provided to any Governmental Entity with another Party on an “outside counsel” only basis. This Section 6.4(c) shall not apply with respect to any communications with (including any meeting, hearing, proceeding or discussions with or before) any Taxing Authority. No Party shall enter into any timing agreement or commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period, or pull and refile, under the HSR Act or any other applicable Antitrust and Foreign Investment Laws, or not to consummate the Transactions for any period of time, without the prior written consent of the other Parties.

(d)            Limitations. Notwithstanding anything to the contrary in this Agreement (including Section 6.1 and this Section 6.4):

(i)         from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing equity in, or by any other manner (including exclusive licensing), a controlling interest in any Person, or otherwise acquire or agree to acquire a substantial portion of the assets of any Person, in each case, related to the development or commercialization of autologous CAR-T cell therapies for the treatment of multiple myeloma or system lupus erythematosus if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any substantial delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period or (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions;

(ii)        none of Parent, Merger Sub or any of their respective Affiliates shall be required to (and, without the prior written consent of Parent, none of the Company or its Affiliates may) (A) take any Remedy Action (x) with respect to any assets, categories of assets or portions of any business of the Company or any of its Subsidiaries with a fair market value in excess of $5,000,000, or (y) with respect to any assets, categories of assets or portions of any business of Parent or its Affiliates, (B) initiate, contest, defend or appeal any Actions, whether judicial or administrative, against any Governmental Entities relating to challenges to this Agreement or any of the Transactions or (C) commit to seek prior approval from any Governmental Entity of any future transaction.

(iii)       Following good faith consultation with the Company, Parent shall have the right, to make all strategic and tactical decisions as to any necessary approval under applicable Antitrust and Foreign Investment Laws, taking into account reasonable views of the Company. The Company will not, nor will it permit any of its Subsidiaries or Representatives to, make any communications with, or proposals relating to, or enter into, any understanding, undertaking or agreement with, any Governmental Entity relating to any approval under applicable Antitrust and Foreign Investment Laws required with respect to the Transactions without Parent’s prior review and approval.

(e)            Remedial Actions. Without limiting any obligations of the Company under this Agreement, the Company shall, and shall cause its Subsidiaries to, agree to such Remedy Actions and enter into such Contracts as may be requested by Parent so long as such Remedy Actions and Contracts are conditioned on the Closing having occurred.

Section 6.5         Notification of Certain Matters. Subject to applicable Law and the requirements of this Agreement, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any material notice or other communication received by such Party from any Governmental Entity (other than a Taxing Authority) in connection with the Transactions, (b) any written notice or other written communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the failure of such Party to obtain such consent would reasonably be expected to prevent or materially delay the consummation of the Transactions, and (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries or Affiliates which relate to the Merger or any of the other Transactions; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with (but not Willful Breach of) this Section 6.5 shall not be taken into account for purposes of determining the satisfaction of the condition referred to in Section 7.2(b) or Section 7.3(b), respectively.

Section 6.6         Access to Information; Confidentiality.

(a)            From the date hereof until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, upon reasonable prior written notice from Parent to an executive officer or other Person designated by the Company, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and employees to, (i) afford Parent and its Representatives reasonable access, consistent with applicable Law, at normal business hours, to the Company’s and its Subsidiaries’ respective senior officers and key employees, properties, offices, and other facilities and to all books and records, and (ii) reasonably promptly furnish Parent with such existing financial, operating and other data and information concerning the Company’s and its Subsidiaries’ businesses, Contracts, properties, assets and liabilities as Parent or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or the prompt and timely discharge by such officers or employees of their normal duties, and any such access shall be conducted at Parent’s expense under the supervision of appropriate personnel of the Company or its Subsidiaries and shall not include invasive testing. Neither the Company nor any of its Subsidiaries shall be required to provide access or to disclose information where such access or disclosure would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or contravene any applicable Law or binding agreement entered into prior to the date of this Agreement. In addition, certain information disclosed pursuant to this Section 6.6 may be disclosed subject to execution of a joint defence agreement in customary form, and disclosure may be limited to external counsel for Parent, in each case, solely to the extent the Company determines (after consultation with outside legal counsel) that doing so is reasonably required for the purpose of complying with applicable Antitrust and Foreign Investment Laws.

(b)            Each of Parent and Merger Sub shall comply with, and shall cause their respective Representatives and Affiliates to comply with, all of their respective obligations under the applicable terms and conditions of the Reciprocal Confidentiality Agreement, dated May 16, 2023, by and between Gracell Biopharmaceuticals, Inc. and AstraZeneca Pharmaceuticals LP, as amended and novated to the Company and AstraZeneca UK Limited on December 12, 2023 (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms. All information disclosed to Parent or its Representatives pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement. Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to Section 6.6 by its Representatives. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, it is hereby understood and agreed that reports made to Taxing Authorities in connection with the Transactions shall not be deemed a breach of the Confidentiality Agreement.

Section 6.7         Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Company of the Shares and ADSs from NASDAQ and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.8         Publicity. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, the Company and Parent shall consult with each other prior to issuing, and provide each other a reasonable opportunity to review and comment on (and consider such proposed comments in good faith), any press releases or any public announcements with respect to this Agreement or the Transactions (including the Merger) by the Company or Parent; provided that (A) any such press release or public announcement as may be required by applicable Laws or by any listing agreement with or rule of a national securities exchange may be issued prior to such consultation if the Party proposing to issue such press release or make such public announcement has used its reasonable best efforts to consult in good faith with the other Parties on a timely basis before making any such public announcements, (B) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and each Party may make disclosures in documents filed or furnished with the SEC or otherwise required to be disclosed pursuant to applicable Law, in each case so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Parties) and (C) the foregoing shall not apply to any internal announcements by the Company to its employees which are not made public. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply to any release or announcement made or proposed to be made by (x) the Company, Parent or Merger Sub in connection with a Change of Recommendation made in compliance with this Agreement or (y) by the Company pursuant to Section 6.3(f), or with respect to an Acquisition Proposal made in compliance with this Agreement.

Section 6.9         Employee Matters.

(a)            For a period of 12 months following the Closing Date, Parent shall provide, or shall cause its applicable Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries) to provide, to each person who is an employee of the Company or its Subsidiaries immediately prior to the Effective Time and who continues to be so employed immediately after the Effective Time (each, a “Continuing Employee”), (i) a base salary or base wage rate, as applicable, target annual or short-term cash incentive opportunities and severance and termination benefits that are, in each case, no less favorable than the base salary or base wage rate, as applicable, target annual or short-term cash incentive opportunities and severance and termination benefits provided to such Continuing Employee immediately prior to the Effective Time, and (ii) other employee benefits that are, taken as a whole, no less favorable than either (A) the employee benefits that were provided to such Continuing Employee immediately prior to the Effective Time or (B) those provided to similarly situated employees of Parent or its Affiliates and (iv) with respect to any Continuing Employee outside of the United States, any other material terms and conditions of employment as were provided to such Continuing Employee immediately prior to the Effective Time; provided that, the term “other material terms and conditions” is limited to practices that, if changed or eliminated, would give rise to a claim for monetary damages or severance, redundancy or separation benefits under applicable Law. Notwithstanding the foregoing, for all purposes of this Section 6.9(a), (x) defined benefit pension benefits, retiree medical and other post-termination medical and welfare benefits, equity-based compensation and benefits, deferred compensation, retention, change in control, transaction and similar non-recurring bonuses or arrangements shall be excluded and (y) if, with respect to any Continuing Employee outside of the United States, greater compensation or benefits are required to be provided under applicable Law, Parent shall provide, or cause to be provided, such applicable greater compensation or benefits (to the extent required).

(b)            With respect to any benefit plan or arrangement maintained by Parent or its Affiliates (including, after the Closing, the Surviving Company) in which any Continuing Employee is eligible to participate during the calendar year in which the Closing occurs (each, a “Parent Plan”), for purposes of determining eligibility to participate and vesting (but not for purposes of benefit accrual, except under Parent’s or its Affiliates’ vacation policy), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer) prior to the Closing Date shall be treated as service with Parent and its Affiliates (including the Surviving Company) as of the Closing Date to the same extent and for the same purpose that such service was credited for such Continuing Employee under the corresponding Company Plan in which such Continuing Employee participated immediately prior to the Closing; provided that the foregoing shall not apply (x) to the extent that it would result in any duplication of benefits, compensation, or coverage for the same period of service or (y) with respect to any pension plan or retiree medical welfare benefit program. With respect to any Parent Plan that is a group health plan, Parent shall, or shall cause its Affiliates (including the Surviving Company) to, use commercially reasonable efforts to, for the plan year in which the Closing occurs, (i) waive, or cause to be waived, all preexisting condition, limitations, actively-at-work requirements and waiting periods with respect to participation by and coverage of each Continuing Employee (and his or her eligible dependents) to the same extent such condition, limitations, requirements and waiting periods were already satisfied or did not apply under the corresponding Company Plan that is a group health plan in which such Continuing Employee participated immediately prior to the Closing; and (ii) recognize, or cause to be recognized, the dollar amount of all coinsurance, deductibles and out-of-pocket expenses paid by each Continuing Employee (and his or her eligible dependents) under a Company Plan that is a group health plan during the portion of the applicable plan year prior to the Closing Date for purposes of satisfying the applicable plan year’s deductible and coinsurance limitations under the Parent Plan that is a group health plan in which each Continuing Employee (and his or her eligible dependents) participate during such applicable plan year.

(c)            If requested by Parent in a writing delivered to the Company following the date hereof and at least 15 Business Days prior to the Closing Date, the Company shall take all necessary action (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day immediately preceding the Closing Date, any Company 401(k) Plan. The Company shall provide Parent with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the Company 401(k) Plans, each of which shall be subject to review and approval by Parent (which shall not be unreasonably withheld, conditioned or delayed). Upon the distribution of the assets in the accounts under the Company 401(k) Plan to the participants, Parent shall permit the Continuing Employees who are then actively employed with Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company 401(k) Plan to the applicable tax-qualified defined contribution plans of Parent or its Subsidiaries, if so elected by such Continuing Employees in accordance with applicable Law.

(d)            Nothing in this Agreement shall confer upon any Continuing Employee or any other Person any right to employment (or any term or condition of employment) or to continue in the employ or service of Parent, the Surviving Company or any Subsidiary or Affiliate of Parent or the Surviving Company, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any Subsidiary or Affiliate of Parent or the Surviving Company, which rights are hereby expressly reserved, to discharge or terminate the services of any Person or any Continuing Employee at any time and for any reason whatsoever, with or without cause, subject to the terms of any applicable Company Plan or Law. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an establishment, amendment, termination or other modification of any Company Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (ii) prevent Parent, the Surviving Company or any Subsidiary or Affiliate of Parent or the Surviving Company from establishing, amending or terminating any Company Plans or any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) create any third-party beneficiary or other rights or remedies in any Person, other than the Parties, including any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.10            Directors’ and Officers’ Indemnification and Insurance.

(a)            From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative and whether formal or informal, arising out of, relating to or in connection with such directorship or office at or prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or any acts or omissions occurring or alleged to occur from such directorship or office (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the Cayman Islands and its Memorandum and Articles of Association in effect on the date of this Agreement to indemnify such Person and Parent or the Surviving Company shall advance expenses (including reasonable attorneys’ fees) incurred in the defense of any Action, including any expenses incurred in successfully enforcing such Person’s rights under this Section 6.10. This Section 6.10 shall not apply with respect to any Taxes on the Indemnified Parties’ remuneration or benefits from such directorship or office.

(b)            The Surviving Company shall, and Parent shall cause the Surviving Company to, honor and perform the obligations under any indemnification provision, advance of expenses and any exculpation provision in (i) the Memorandum and Articles of Association or comparable Organizational Documents of the Company or any of its Subsidiaries, or (ii) any indemnification agreements between the Company or any of its Subsidiaries, on the one hand, and any Indemnified Party, on the other hand (collectively, the “Indemnification Agreements”). The provisions in the Surviving Company’s memorandum and articles of association (or in such documents of any successor to the business of the Surviving Company) and in the memorandum and articles of association and other Organizational Documents of the Company’s Subsidiaries with respect to indemnification, advancement of expenses and exculpation of any Indemnified Party shall be no less favorable to such Indemnified Party than such provisions contained in the Company’s Memorandum and Articles of Association in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right or obligation thereunder of any Indemnified Party for a period of six years after the Effective Time except as required by applicable Law.

(c)            Parent shall maintain, or shall cause the Surviving Company to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or any of its Subsidiaries (provided that Parent or the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the Effective Time, Parent and the Surviving Company shall not be required to pay pursuant to this Section 6.10(c) more than an amount per annum equal to 300% of the last annual premium paid by the Company prior to the date hereof (such amount, the “Maximum Annual Premium”) in respect of the coverage required to be obtained pursuant hereto under each such policy; provided, further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Annual Premium, Parent shall, or shall cause the Surviving Company to, obtain insurance with as much coverage as reasonably practicable for the Maximum Annual Premium. In lieu of maintaining the directors’ and officers’ liability insurance policies contemplated by this Section 6.10(c), the Company may, and at Parent’s request, the Company shall, purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the Transactions, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance, so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium in respect of the coverage required to be obtained pursuant hereto under each such “tail” policy; provided that, if such “tail” policy is not available or the aggregate cost for such “tail” policy exceeds the Maximum Annual Premium, the Company shall obtain a “tail” policy with as much coverage as reasonably practicable for the Maximum Annual Premium. If the Company elects to purchase such “tail policy”, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. Parent agrees to honor and perform under, and to cause the Surviving Company to honor and perform under, for a period of six years after the Effective Time, all Indemnification Agreements.

(d)            If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate or amalgamate with or merge into any other corporation or entity and shall not be the continuing, merged or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.10.

(e)            The provisions of this Section 6.10 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives, each shall be a third party beneficiary of the provisions of this Section 6.10.

(f)            The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Memorandum and Articles of Association of the Company or the comparable Organizational Documents of any of its Subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.11            Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the CVR Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

Section 6.12            CVR Agreement. At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Section 6.13            Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other Transactions is brought or threatened against the Company, its officers or any members of the Board of Directors prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including by promptly providing Parent copies of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation, or take any action to settle any Transaction Litigation, without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.14            Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall cause to be delivered to Parent the resignation of all members of the Board of Directors who are in office immediately prior to the Effective Time, which resignations shall be effective at, and conditioned upon, the Effective Time, and shall not affect any employment relationship with the Company or any of its Subsidiaries, as applicable.

Section 6.15            Obligations of Merger Sub; Obligations of Subsidiaries.

(a)            Parent shall take all actions reasonably necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement.

(b)            The Company shall take all actions reasonably necessary to cause its Subsidiaries to perform their respective obligations under this Agreement.

Section 6.16            Merger Sub Shareholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the CICA and in its capacity as the sole shareholder of Merger Sub, a written consent adopting and approving this Agreement.

Article VII

CONDITIONS OF MERGER

Section 7.1            Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver, if permissible under Law, by Parent and the Company) at or prior to the Closing of the following conditions:

(a)            Shareholder Approval. The Company Requisite Vote shall have been obtained in accordance with the CICA and the Memorandum and Articles of Association.

(b)            No Prohibitive Injunctions or Laws. No (i) temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition will be in effect, or (ii) action will have been taken by any Governmental Entity of competent jurisdiction, (iii) Law shall have been issued, enacted, promulgated, entered, enforced or deemed applicable to the Merger, that, in the case of each of the foregoing clauses (i), (ii) or (iii), prohibits, makes illegal, enjoins or otherwise prevents the consummation of the Merger (any such order, injunction, other Order, restraint, prohibition, action or Law, a “Restraint”); provided that the condition in this Section 7.1(b) may not be invoked by a Party if such Party (or, in the case of Parent, Parent or Merger Sub) is in material breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Effective Time, which breach has been the proximate cause of such Restraint.

(c)            Antitrust and Foreign Investment Laws. (i) The waiting period (and any extensions thereof) (including any voluntary agreements with a Governmental Entity not to consummate the Transactions for any period of time), if any, applicable to the Transactions, pursuant to the HSR Act shall have expired or otherwise been terminated and (ii) all approvals, clearances and consents relating to the Transactions shall have been obtained and all waiting periods (including any extensions thereof) (including any timing agreements with the applicable Governmental Entities that have been agreed to by the Parties in accordance with this Agreement) relating to the Transactions shall have expired or otherwise been terminated under any other Antitrust and Foreign Investment Laws as set forth in Section 7.1(c) of the Company Disclosure Letter.

Section 7.2            Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Company set forth in (i) Article III (other than Section 3.1, Section 3.3(a), Section 3.5 and Section 3.25) shall have been true and correct in all respects (without giving effect to any qualification as to “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and shall be true and correct as of the Effective Time (without giving effect to any qualification as to “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as though made on and as of such date (in each case, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect, (ii) Section 3.1, Section 3.5 and Section 3.25 (A) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifications shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Effective Time as though made on and as of such date (in each case, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (B) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifications shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Effective Time as though made on and as of such date (in each case, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (iii) Section 3.3(a) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except for any de minimis inaccuracies;

(b)            Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing Date;

(c)            No Material Adverse Effect. No Material Adverse Effect shall have occurred after the date of this Agreement and is continuing; and

(d)            Certificate. Parent shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3            Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), as of the date hereof and shall be true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Effective Time as though made on and as of such date (in each case, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions or otherwise have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations under this Agreement (a “Parent Material Adverse Effect”);

(b)            Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied by or complied with by it under this Agreement at or prior to the Closing; and

(c)            Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)            CVR Agreement. The CVR Agreement shall be in full force and effect.

Section 7.4            Frustration of Closing Conditions. Prior to the End Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party or by such Party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article VIII

TERMINATION

Section 8.1            Termination.

This Agreement may only be terminated and the Merger may only be abandoned at any time prior to the Effective Time:

(a)            by mutual written consent of Parent and the Company;

(b)            by written notice from either Parent or the Company:

(i)            if any Restraint having the effect set forth in Section 7.1(b) shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Parent or Merger Sub) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Effective Time, which breach has been the primary cause of such Restraint becoming final and non-appealable;

(ii)           if the Effective Time shall not have occurred on or before 11:59 p.m. London Time on June 23, 2024 (such time and date, as it may be extended by the proviso to this Section 8.1(b)(ii), the “End Date”); provided, that, if, as of the most recently scheduled End Date, any of the conditions set forth in Section 7.1(b) or Section 7.1(c) (if such Restraint arises as a result of an Antitrust and Foreign Investment Law) have not been satisfied, then the End Date will automatically be extended (without any action required of Parent or the Company) by three months on no more than two occasions (i.e., to an End Date that is not beyond 11:59 p.m. on the 12-month anniversary of the date hereof); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Parent or Merger Sub) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Effective Time, which breach has been the primary cause of the failure of the Effective Time to occur on or before the End Date; or

(iii)            if the Company Requisite Vote shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of this Agreement, the Merger and the other Transactions was taken;

(c)            by written notice from the Company:

(i)            if (x) there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and (y) such breach or failure of condition is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.2 not to be satisfied; or

(ii)           if (A) the Board of Directors effects a Change of Recommendation or determines to terminate this Agreement pursuant to Section 6.3(d) as a result of a Superior Proposal, (B) the Company has complied in all material respects with Section 6.3, and (C) substantially concurrently with or promptly after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A);

(d)            by written notice from Parent:

(i)            if (x) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and (y) such breach or failure of condition is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(ii)           the Board of Directors shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation.

Section 8.2            Effect of Termination.

(a)            Effect of Termination Generally. In the event of the valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties hereto, specifying the provision hereof pursuant to which such termination is made and the basis of termination, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except (i) as provided Section 6.6(b), Section 6.8, the expense reimbursement and indemnification provisions of this Section 8.2, Section 8.3 and Article IX (but not Section 9.12 with respect to provisions of this Agreement that have been terminated) and the Confidentiality Agreement, which shall survive such valid termination in accordance with its terms and (ii) the termination of this Agreement shall not relieve any Party from any liability for any Willful Breach of this Agreement prior to the date of termination. Nothing contained in this Agreement shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.12 in lieu of terminating this Agreement pursuant to Section 8.1.

(b)            Company Termination Payment. In the event that:

(i)            this Agreement is validly terminated by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay to Parent (or one or more of its designees) in cash and by way of compensation an amount equal to $33,800,000 (the “Company Termination Payment”) by wire transfer of immediately available funds, such payment to be made prior to or concurrently with and as a condition to the valid termination of this Agreement;

(ii)           this Agreement is validly terminated by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay to Parent (or one or more of its designees) by way of compensation the Company Termination Payment by wire transfer of immediately available funds, such payment to be made within five Business Days following such termination;

(iii)          this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i) (as a result of a material breach of any covenant or agreement in this Agreement) and (x) at any time after the date hereof but prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced or an Acquisition Proposal shall have otherwise become publicly known or delivered to the Company, and in each case not withdrawn more than two Business Days prior to the Shareholders Meeting, and (y) prior to the 12-month anniversary of the termination of this Agreement, the Company or any of its Subsidiaries shall have entered into any acquisition agreement, merger agreement or other similar definitive agreement with respect to any Acquisition Proposal that is subsequently consummated, or shall have consummated any Acquisition Proposal, then, within five Business Days following the date on which such Acquisition Proposal is consummated, the Company shall pay to Parent by way of compensation the Company Termination Payment by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(iii)(y), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%”.

(c)            Parent Termination Payment. Parent shall pay to the Company in cash and by way of compensation an amount equal to $41,600,000 (the “Parent Termination Payment”) by wire transfer of immediately available funds concurrently with the termination of this Agreement, in the event that:

(i)            (A) this Agreement is terminated pursuant to Section 8.1(b)(ii) and (B) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, are, on the date of such termination, capable of being satisfied) or waived by Parent and Merger Sub, other than the conditions set forth in Section 7.1(b) (to the extent that the applicable Restraint is related to any Antitrust and Foreign Investment Laws) or Section 7.1(c); or

(ii)           this Agreement is terminated pursuant to Section 8.1(b)(i) (to the extent that the applicable Restraint is related to any Antitrust and Foreign Investment Laws).

(d)            Payment; Default.

(i)            Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement and that any amounts payable pursuant to this Section 8.2 do not constitute a penalty. Accordingly, if the Company or Parent, as applicable, fails to timely pay an amount due pursuant to Section 8.2(b) or Section 8.2(c), the Company or Parent, as applicable, shall pay to the other Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Parent or the Company (as applicable)) in connection with the collection and enforcement of this Section 8.2, together with interest on the unpaid amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder. The Parties acknowledge and hereby agree that in no event shall either the Company or Parent be required to pay the Company Termination Payment or Parent Termination Payment, as applicable, on more than one occasion.

(ii)           Any payment of the Company Termination Payment or the Parent Termination Payment shall be made free and clear of and without deduction or withholding of any Taxes, except as required by applicable Law.

(iii)          The Parties anticipate that the Company Termination Payment and the Parent Termination Payment are not and will not be treated as consideration for a taxable supply for VAT purposes. If, however, a Party (or the representative member of any VAT group of which Parent is a member) is required to account for VAT in respect of a supply for which the Company Termination Payment or the Parent Termination Payment is consideration (other than under a reverse charge mechanism), the Party making such payment shall (subject to receipt of a valid VAT invoice) pay an additional amount equal to such VAT.

(e)            Company Termination Payment as Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated under the circumstances in which the Company Termination Payment is paid: (i) the payment by the Company of the Company Termination Payment pursuant to Section 8.2(b) (including, in each case, any additional amount payable pursuant to Section 8.2(d)) shall be the sole and exclusive remedy of Parent, Merger Sub, and their respective Affiliates and any direct or indirect current, former or future shareholder, partner, manager, member or other equity or security holder, director or officer of Parent or Merger Sub or any of their respective Affiliates or any Representative of any of the foregoing (each, a “Parent Related Party”) and any other Person, and (ii) none of the Company, its Affiliates, the direct and indirect current, former or future shareholders, partners, managers, members or other equity or security holders, directors or officers of the Company or any of its Affiliates or any Representative of any of the foregoing (each, a “Company Related Party”) shall have any liability for or with respect to any Action against the Company or any Company Related Party or otherwise arising out of this Agreement, any of the Transactions (including the Merger), any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of Transactions (including the Merger) to be consummated. Notwithstanding the foregoing, payment of the Company Termination Payment shall not relieve the Company from liability for any common law fraud or Willful Breach.

(f)            Parent Termination Payment as Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated under the circumstances in which the Parent Termination Payment is paid: (i) the payment by Parent of the Parent Termination Payment pursuant to Section 8.2(c) (including, in each case, any additional amount payable pursuant to Section 8.2(d)) shall be the sole and exclusive remedy of the Company Related Parties and any other Person, and (ii) none of the Parent Related Parties shall have any liability for or with respect to any Action against Parent or any Parent Related Party or otherwise arising out of this Agreement, any of the Transactions (including the Merger), any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of Transactions (including the Merger) to be consummated. Notwithstanding the foregoing, payment of the Parent Termination Payment shall not relieve Parent or Merger Sub from liability for any common law fraud or Willful Breach.

Section 8.3            Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the Transactions.

Article IX

GENERAL PROVISIONS

Section 9.1            Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than those in the CVR Agreement) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, except for (a) the covenants and agreements contained in this Article IX, Article II, Section 6.9 and Section 6.10, and (b) those other covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, which shall survive the Effective Time until fully performed.

Section 9.2            Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided that after receipt of the Company Requisite Vote, no amendment may be made to this Agreement that would require further approval by the shareholders of the Company pursuant to the CICA or the Memorandum and Articles of Association without such further approval. No amendments or modifications to the provisions of which the Parent Related Parties are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner materially adverse to any such Parent Related Party without the prior written consent of such Parent Related Party (which shall not be unreasonably withheld, conditioned or delayed).

Section 9.3            Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

Section 9.4            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given when delivered in person or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, request, claim, demand and other communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery (provided that no “bounce back” or similar message of non-delivery is received by the sender); (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting.

(a)            if to Parent or Merger Sub:

AstraZeneca Treasury Limited
1800 Concord Pike
Wilmington, Delaware 19850
Attention: Kevin Durning, North America CFO

Email:	[*****]

with an additional copy (which shall not constitute notice) to:

Attention:	Deputy General Counsel, Corporate
Email:	[*****]

with an additional copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022

Attention:	Sebastian L. Fain Zheng Zhou
Email:	sebastian.fain@freshfields.com zheng.zhou@freshfields.com

(b)            if to the Company:

Gracell Biotechnologies Inc.
41st Floor, Building A,

No. 188 Hongbaoshi Road,

Changning District, Shanghai 201103,
the People’s Republic of China

Attention: William Cao; [*****]

Email: [*****]

with an additional copy (which shall not constitute notice) to:

Cooley LLP
10265 Science Center Drive

San Diego, CA 92121

Attention: Rama Padmanabhan, Rowook Park and Izzy Lubarsky

E-mail:	rama@cooley.com

rpark@cooley.com

ilubarsky@cooley.com

Section 9.5            Certain Definitions.

(a)            Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (i) does not contain any provision that would prevent the Company or any of its Subsidiaries from complying with its obligation to provide disclosure to Parent pursuant to Section 6.3 and (ii) contains provisions that are no less favorable to the Company, in the aggregate, than those contained in the Confidentiality Agreement (except that the confidentiality agreement need not contain a standstill provision);

“Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than Parent and its Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 20% or more of the outstanding voting power of the Company or the outstanding Shares, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of the outstanding voting power of the Company or outstanding Shares, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any of its Subsidiaries, under which such Person or Group or, in the case of clause (B), the shareholders or equityholders of any such Person or Group would acquire, directly or indirectly, (A) assets equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, or (B) beneficial ownership of 20% or more of the outstanding voting power of the Company or the surviving or resulting entity in such transaction, or 20% or more of the outstanding voting securities of the surviving or resulting entity in such transaction or 20% or more of the outstanding Shares;

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, tort or otherwise before any Governmental Entity;

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person; (ii) with respect to any natural person, shall also include any member of the immediate family of such natural person; provided that prior to the Closing, Parent and Merger Sub shall not be deemed to be Affiliates of the Company and/or any of the Company’s Subsidiaries and vice versa;

“Anti-Corruption Laws” means any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act of 2010, any applicable anti-corruption Laws of the PRC (including the Criminal Law of the PRC passed by the National People’s Congress on July 1, 1979 (as amended), the Law of the PRC for Countering Unfair Competition passed by the National People’s Congress on September 2, 1993 (as amended) and the Interim Provisions Prevention of Commercial Bribery passed by the State Administration for Industry and Commerce of the PRC on November 15, 1996), the Prevention of Bribery Ordinance of Hong Kong, the Banking Ordinance of Hong Kong and the Independent Commission Against Corruption Ordinance of Hong Kong, or any other similar applicable Law that prohibits corruption or bribery and regulate record keeping and internal controls;

“Anti-Tax Evasion Laws” means any applicable Law in any jurisdiction that prohibits tax evasion and/or the facilitation of tax evasion;

“Antitrust and Foreign Investment Laws” means, collectively, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger and all Laws and Orders relating to foreign investment or national security matters;

“Applicable Data Protection Requirements” means all Laws applicable to the Company, Contracts binding on the Company, publicly posted Company privacy policies or notices, and industry standards or self-regulatory frameworks binding on the Company, each to the extent relating to privacy, data protection, or data security.

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are required or authorized to close in the Cayman Islands, the PRC, Hong Kong, the City of New York, New York or London, United Kingdom;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Collaboration Partners” means the Company’s and its Subsidiaries’ licensees or licensors of Intellectual Property or any third party with which the Company or any of its Subsidiaries has entered into a Contract that relates to the research, development, supply, manufacturing, testing, or other exploitation of any Company Product;

“Company 401(k) Plan” means any Company Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

“Company Employee” means any current or former director, officer, employee, contractor, consultant or individual service provider of the Company or any Subsidiary of the Company;

“Company Equity Award” means any Company Option or Company RSU;

“Company Data” means all non-public data contained in the Company Systems and used by the Company;

“Company Intellectual Property” means all Intellectual Property: (a) owned or purported to be owned (solely or jointly) by the Company; or (b) exclusively or co-exclusively licensed to the Company;

“Company Option” means each outstanding option to purchase Shares, whether granted pursuant to the Company Share Plans or otherwise;

“Company Product” means any product (including any product candidates) that is being researched, tested, developed, manufactured or otherwise exploited by or on behalf of the Company or any of its Subsidiaries and that is owned by, licensed to, or otherwise used in the business of, the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has the right to receive payment related thereto, regardless of whether such product or product candidate is developed using any of the Platforms;

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or co-owned (or purported to be owned or co-owned) by, or exclusively or co-exclusively licensed to, the Company or any of its Subsidiaries;

“Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensation plan, policy, program, Contract or arrangement (i) in respect of any Company Employee, including any bonus or incentive, employment, consulting, severance, separation pay, employee loan, fringe benefits, change in control, retention, transaction or similar bonus, incentive equity or equity-based compensation, phantom equity, deferred compensation, health, welfare or fringe benefit plans, policies, programs, Contracts or arrangements, or (ii) that is contributed to (or required to be contributed to), sponsored or maintained by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any current or contingent obligation or liability (including any plans, policies, programs, Contracts or arrangements that are sponsored by a PEO under which any Company Employee is eligible to receive benefits in connection with engagement of a PEO by the Company or any Subsidiary of the Company), other than a plan, policy, program, or arrangement that is required to be maintained by applicable Law;

“Company RSU” means each outstanding restricted stock unit that corresponds to a Share, whether granted pursuant to the Company Share Plans or otherwise;

“Company Share Plans” means the 2020 Share Incentive Plan and the Company’s Third Amended and Restated 2017 Employee Stock Option Plan, in each case as amended from time to time; “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other agreement or instrument;

“Company Systems” means all computerized, automated, information technology or similar systems, platforms and networks owned, used or held for use by, for, or on behalf of the Company or any of its Subsidiaries, including Software, hardware, data processing and storage, record keeping, communications, telecommunications, network equipment, peripherals, data centers, information technology, mobile and other platforms, and data and information contained in or transmitted by any of the foregoing, together with documentation relating to any of the foregoing;

“control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such power or authority shall conclusively be presumed to exist by possession of (i) the beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person, or (ii) the power to appoint or elect a majority of the members of the board of directors of such Person;

“Controlled Entities” means the VIE Entities and their respective Subsidiaries;

“Control Documents” means the documents set forth in Section 3.26 of Company Disclosure Letter;

“DOJ” means the United States Department of Justice;

“Equity Securities” means, with respect to any Person, (i) shares of capital stock, share capital, voting securities, or other equity or ownership interests of such Person, (ii) securities of such Person convertible into, exercisable for, or exchangeable for shares, shares of capital stock, voting securities or other equity or ownership interests of such Person, (iii) subscriptions, options, restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, warrants, convertible debts, convertible instruments, calls, phantom stock or other similar rights, agreements, or commitments of any character to acquire from such Person, or obligations of such Person to issue or sell, any issued or unissued shares, shares of capital stock, voting securities, or other equity or ownership interests or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares, shares of capital stock, voting securities or other equity or ownership interests of such Person, (iv) bonds, debentures, notes or other indebtedness of such Person having the right to vote (or convertible into, exercisable for, or exchangeable for shares, shares of capital stock, voting securities or other equity or ownership interests of such Person having the right to vote) on any matters on which shareholders of such Person may vote, or (v) securities or rights issued by such Person, in each case, that are derivative of, or provide economic benefit based on the value of, shares, shares of capital stock, voting securities or other equity or ownership interests of such Person;

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Excluded Shares” means, collectively, (i) any Shares (including Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their Subsidiaries, and (ii) any Shares (including ADSs corresponding to such Shares) held by the Company or the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans;

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection;

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended, and similar applicable state, local and foreign Laws.

“FDA” means the United States Food and Drug Administration or any successor thereto;

“FDCA” means the United States Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.);

“FTC” means the United States Federal Trade Commission;

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

“Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental or regulatory authority of any nature (including any government or any governmental agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority, including any stock exchange, including the FDA, NMPA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product;

“Good Clinical Practices” means standards for clinical trials (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56, 210, and 211), and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Governmental Entities in any other country or jurisdiction (including the NMPA), including applicable regulations or guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use;

“Good Laboratory Practices” or “GLP” means standards for laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, and such standards of good laboratory practices as are required by Governmental Entities in any other country or jurisdiction (including the NMPA), including applicable regulations or guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use;

“Good Manufacturing Practices” means standards for the manufacture, processing, packaging, testing, transportation, handling, and holding of chemicals, intermediates, bulk products, or finished biopharmaceutical or diagnostic products, as set forth in the FDCA and applicable regulations promulgated thereunder, and such standards of good manufacturing practices as are required by Governmental Entities in any other country or jurisdiction (including the NMPA), including applicable regulations or guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use;

“Group” means a “group” as defined in Section 13(d) of the Exchange Act;

“Health Care Laws” means any Law applicable to the research, development, design, manufacture, processing, production, packaging, labelling, distribution, importation, exportation, handling, quality, safety surveillance, reporting of adverse events, or other commercialization or marketing of prescription drug or other health care products, or to the licensing, permitting, certification, accreditation, or registration of, and standards for, establishments involved in any such activities, including: (a) the FDCA; (b) the Public Health Service Act (42 U.S.C. §§ 201 et seq.); (c) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act; (d) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), and the civil monetary penalties law (42 U.S.C. § 1320a-7a); (e) Laws which are cause for exclusion from any federal health care program; (f) the Administrative Regulations on Human Genetic Resource (2019) of the People’s Republic of China (中华人民共和国人类遗传资源管理条例); and (g) all comparable non-U.S. or other Laws relating to the foregoing;

“Hong Kong” means the Hong Kong Special Administrative Region;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“IND” means an Investigational New Drug Application submitted to the FDA pursuant to 21 C.F.R. Part 312 for the investigation of the Company Products or the equivalent application or filing submitted to any equivalent agency or Governmental Entity outside the United States (including the NMPA), together with all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing;

“Intellectual Property” means all of the following in any jurisdiction in the world: (i) inventions, whether patentable or not, and all patents and patent applications, together with all reissuances, provisionals, nonprovisionals, substitutions, continuations, continuations-in-part, divisions, revisions, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, utility models, certificates of invention, and the equivalents of any of the foregoing, statutory invention registrations and invention disclosures; (ii) copyrights, copyrightable works, works of authorship, content, moral rights, and data and database rights, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation; (iii) Software; (iv) trademarks, service marks, certification marks, domain names, corporate names, trade names, logos, designs, brands, rights to social media accounts, trade dress, other indicia of source, origin or quality, and the goodwill of the business symbolized by any of the foregoing; (v) all trade secrets, know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), improvements, formulae, technology, technical data, technical databases, technical data collections, and other confidential information and all proprietary rights and intellectual property therein, whether patentable or not, and all documentation relating to the foregoing; (vi) registrations, applications and renewals related to any of the foregoing; and (vii) all other intellectual property, industrial property and proprietary rights of any kind or nature;

“Intervening Event” means any material event, change, effect, development or occurrence that (i) was not known or reasonably foreseeable to the Board of Directors as of or prior to the date of this Agreement and (ii) does not relate to or involve (A) any Acquisition Proposal, (B) any change in the market price or trading volume of the Shares (provided, that the underlying cause of such event, change, effect, development or occurrence may constitute an Intervening Event), (C)  any event, change or circumstance relating to Parent or any of its Affiliates, (D) any change in conditions generally (including any regulatory changes) affecting the industries or sectors in which the Company, Parent or any of their respective Subsidiaries operates, (E) clearance of the Merger under the Antitrust and Foreign Investment Laws or any matters relating thereto or arising therefrom, or (F) the fact, in and of itself, that the Company or any of its Subsidiaries has met or exceeded any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that the underlying cause of such event, change, effect, development or occurrence may constitute an Intervening Event);

“IRS” means the U.S. Internal Revenue Service;

“knowledge” means, with respect to the Company, the knowledge of any of the individuals listed in Section 9.5(a) of the Company Disclosure Letter after due inquiry, and with respect to Parent or Merger Sub, the knowledge of any of the individuals listed in Schedule III hereto after due inquiry;

“Law” means any federal, state, local, municipal, foreign or other law, act, statute, constitution, principle of common law, ordinance, code, Order, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise having the force of law or Orders of any Governmental Entity;

“Lease” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of the Company’s Subsidiaries thereunder;

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing;

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, covenant not to sue or use, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership;

“Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, (1) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operation or financial condition, or assets of the Company and its Subsidiaries, taken as a whole; provided that, no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States, the PRC or elsewhere in the world in which the Company or its Subsidiaries have material operations or the economy generally, (ii) general changes or developments in the industries in which the Company or its Subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or the other Transactions, the public announcement or disclosure of or performance of this Agreement or the Transactions, the pendency or consummation of the Transactions, or the identity of the parties hereto, including any impact thereof on relationships, contractual or otherwise, with customers, employees, suppliers, licensors, licensees, distributors, providers, contractors, lenders, investors, partners of the Company or any of its Subsidiaries (provided, that this clause (iii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to directly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions (including the Merger), subject to the disclosures in the Company Disclosure Letter), (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (v) any hurricane, tornado, earthquake, flood, tsunami, natural or man-made disaster, act of God, escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, epidemics, pandemic (including COVID-19) or other public health crises, other comparable events or outbreak, (vi) any decline in the market price or trading volume of the Shares or ADSs or the credit rating of the Company (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline that are not otherwise listed in clause (i) through (xii)) may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to, a Material Adverse Effect), (viii) any adverse effect directly arising from or otherwise directly relating to any action taken by the Company at the written direction of Parent, (ix) changes or developments in or affecting regional, domestic or any foreign interest or exchange rates, or (x) any Action threatened, made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger, or (xi) any results, outcomes, data, adverse events or side effects arising from any clinical trials being conducted by or on behalf of the Company or any regulatory matters related to such results, outcomes, data, adverse events or side effects (other than, in each case, if related to safety) or the announcements thereof; except in the cases of clauses (i), (ii), (iv) or (v), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the same industries in which the Company and its Subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect); or (2) would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the Transactions or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement;

“Milestone” shall have the meaning set forth in the CVR Agreement;

“Milestone Notice” shall have the meaning set forth in the CVR Agreement;

“Milestone Payment Date” shall have the meaning set forth in the CVR Agreement;

“NASDAQ” means the Nasdaq Global Select Market;

“NMPA” means the National Medical Products Administration (formerly the China Food and Drug Administration);

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control;

“Open Source Software” means all Software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model or any other license described by the Open Source Initiative as set forth anywhere on www.opensource.org or that otherwise conditions any rights granted in such license upon the disclosure, distribution or licensing of any other Software or the grant of a license to any patent;

“Order” means any Law, order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict enacted, issued, promulgated, enforced or entered by or with any Governmental Entity;

“Organizational Documents” means the articles of association, articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, exempted limited partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto;

“Permits” means the permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities that are required for the Company and its Subsidiaries to conduct their respective businesses and own, lease, operate and develop their respective assets and properties as being conducted, owned, leased, operated, developed as of the date hereof, including the following: (i) environmental protection approval (环评批复), (ii) energy conservation review opinion (节能审查意见), (iii) power supply approval (供电批复), (iv) land use right certificate (土地使用权证), (v) construction land planning approval (建设用地规划许可证), (vi)  project planning approval (建设工程规划许可证), (vii) construction work commencement permit (施工许可证 ), (viii)  certificate of completion of fire inspection (消防验收意见), (ix) energy conservation acceptance report (节能验收报告), (x) environmental protection acceptance report (环保验收报告), or (xi) construction project acceptance report/filing form (建设项目竣工验收报告/备案表);

“Permitted Liens” means (i) statutory liens securing payments not yet due and payable as of the Closing Date, including liens of lessors pursuant to the terms of any lease; (ii) easements, covenants and rights of way and other similar restrictions of record affecting title to real property, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use in the operation of the business of the Company or any of its Subsidiaries conducted thereon; (iii) Liens for Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the financial statements of the Company in accordance with GAAP; (iv) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations (other than liens securing indebtedness for borrowed money); (v) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts which are not yet past due or which are being contested by appropriate proceedings; (vi) non-exclusive licenses or covenants not to sue of Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business where the grant of such rights is incidental and not material to the counterparty’s performance under the applicable agreement; and (vii) Liens imposed by applicable Law; (viii) Liens securing indebtedness, obligations or liabilities that are reflected in the SEC Reports filed or furnished prior to the date hereof, or have otherwise been disclosed to Parent or Merger Sub or any of their Affiliates as of the date of this Agreement;

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including any group of Persons;

“Personal Information” means any information in the Company’s possession, custody, or control that relates to an identified or identifiable individual or otherwise constitutes “personal data,” “personal information,” or similar term as defined by applicable Laws.

“Platforms” means, collectively, the Company’s proprietary platform technologies known as FasTCAR™, TruUCAR™, Dual CAR and SMART CART™;

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

“Processing” (or “Process”) means processing, collection, acquisition, recording, organization, storage, use, handling, alteration, modification, transmission, provision, disclosure, sharing, access, use, retrieval, transfer, encryption, destruction or disposal of any data or information;

“Registered Intellectual Property” means all Intellectual Property that is the subject of any issuance, application, certificate, filing, registration or other document issued by, filed with or recorded by, any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, internet domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing;

“Representatives” of a Person means such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial or other advisors, agents and other representatives;

“RMB” means the lawful currency of the PRC;

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine);

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country;

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), and the United Nations Security Council;

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” means any software of any type, including computer programs, applications, architectures, libraries, firmware, and middleware, software development kits, libraries, tools, interfaces, and software implementations of algorithms, models and methodologies, in each case, whether in source code or object code, together with all intellectual property, industrial property and proprietary rights in and to any of the foregoing;

“Subsidiary” or “Subsidiaries” means with respect to any Person, each other Person in which the first Person (a) owns, directly or indirectly, share capital or other equity interests representing at least a majority of the outstanding voting shares, stock or other equity interests (including through any contractual arrangement), (b) holds, directly or indirectly, the right to at least a majority of the economic interests, including interests held through a variable-interest-entity structure or other similar contractual arrangements (including the Control Documents), and (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions. For purposes of this Agreement, each branch office of any Subsidiary of the Company, whether registered or not as required by the applicable Laws of the jurisdiction of its operation, shall be deemed as a Subsidiary of the Company;

“Superior Proposal” means any bona fide, written Acquisition Proposal that did not result from a material breach of Section 6.3 for an Acquisition Proposal on terms that the Board of Directors (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal (including the identity of the Person making the Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing)), to be more favorable to the Company’s shareholders, from a financial point of view, than the terms of the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal”, all references to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “a majority”;

“Taxes” means all federal, state, local and non-U.S. income, profits, gains, franchise, gross receipts, windfall, environmental, customs duty, share capital, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, social security, use, property, withholding, excise, license, production, value added, occupancy, escheat or unclaimed property, land value appreciation, deed, registration, alternative, add-on minimum, branch profits, premium, business and national tax and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Entity together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and regardless of whether such amounts are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount is recoverable in respect of them from any other person;

“Tax Return” means any return, report, document, statement, declaration or other information filed or required to be filed with any Taxing Authority with respect to Taxes, including information returns, claims for refunds and any documents with respect to or accompanying payments of estimated Taxes, and including any attachment thereto and any amendment thereof;

“Taxing Authority” means any Governmental Entity competent to impose any Tax liability, or assess or collect any Tax;

“Third-Party Components” means, with respect to Company Intellectual Property, all material Software that is not exclusively owned by the Company or one of its Subsidiaries that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person in connection with, or otherwise made available to consumers with or through Company Intellectual Property;

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Support Agreements, the CVR Agreement and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder;

“United States” or “U.S.” means the United States of America;

“VAT” means any value added tax and any similar sales or turnover tax;

“VIE Entities” means the variable interest entities, including Gracell Biotechnologies (Shanghai) Co., Ltd. (in Chinese “亘喜生物科技（上海）有限公司”) and its Subsidiary, Suzhou Gracell Biotechnologies Co., Ltd. (in Chinese “苏州亘喜生物科技有限公司”);

“WFOE” means, Gracell Bioscience (Shanghai) Co., Ltd. (in Chinese “亘利生物科技（上海）有限公司”), a wholly foreign-owned enterprise of the Company; and

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

(b)            Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section

ADS	Section 2.1(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.3(a)(i)(D)
Applicable Date	Section 3.8(a)
Balance Sheet Date	Section 3.9
Bankruptcy and Equity Exception	Section 3.5(a)
Board of Directors	Recitals
Book-Entry Shares	Section 2.3(b)(i)
Book-Entry Warrants	Section 2.3(b)(i)
Capitalization Date	Section 3.3(a)
CBA	Section 3.11(a)(xii)
CICA	Recitals
Certificates	Section 2.3(b)(i)
Change of Recommendation	Section 6.3(a)(i)(F)
Change Notice	Section 6.3(d)(ii)
Closing	Section 1.2
Closing Consideration	Section 2.3(a)
Closing Date	Section 1.2
Company	Preamble
Company Disclosure Letter	Article III
Company Related Party	Section 8.2(e)
Company Requisite Vote	Section 3.5(c)
Company RSU Closing Amount	Section 2.2(a)(iii)
Company RSU Consideration	Section 2.2(a)(iii)
Company Termination Payment	Section 8.2(b)(i)
Company Warrant	Section 2.1(c)
Company Warrant Consideration	Section 2.1(c)

Defined Term	Section

Confidentiality Agreement	Section 6.6(b)
Continuing Employee	Section 6.9(a)
CVR	Section 2.1(a)
CVR Agreement	Recitals
Deposit Agreement	Section 2.6
Depositary	Section 2.6
Dissenter Rights	Section 2.1(e)
Dissenting Fair Value Payment	Section 2.1(e)
Dissenting Shares	Section 2.1(e)
Dissenting Shareholders	Section 2.1(e)
EDGAR	Article III
Effective Time	Section 1.3
End Date	Section 8.1(b)(ii)
Environmental Laws	Section 3.23
Exchange Fund	Section 2.3(a)
Financial Advisor	Section 3.24
Financial Advisor Engagement Letter	Section 3.25
In-the-Money Company Option	Section 2.2(a)
In-the-Money Company Option Closing Amount	Section 2.2(a)
In-the-Money Company Option Consideration	Section 2.2(a)
Incidental Contracts	Section 3.11(a)(xix)
Indemnified Parties	Section 6.10(a)
Indemnification Agreements	Section 6.10(b)
Intervening Event Notice	Section 6.3(e)(ii)
Intervening Event Notice Period	Section 6.3(e)(ii)
Material Contract	Section 3.11(a)
Memorandum and Articles of Association	Section 3.2
Merger	Recitals
Merger Consideration	Section 2.2(a)(iii)
Merger Sub	Preamble
Notice Period	Section 6.3(d)(ii)
Parent	Preamble
Parent Material Adverse Effect	Section 7.3(a)
Parent Plan	Section 6.9(b)
Parent Related Party	Section 8.2(e)
Parent Termination Payment	Section 8.2(c)

Defined Term	Section

Party/Parties	Preamble
Paying Agent	Section 2.3(a)
PEO	Section 3.11(a)(xvii)
Per ADS Closing Amount	Section 2.1(b)
Per ADS Merger Consideration	Section 2.1(b)
Per Share Closing Amount	Section 2.1(a)
Per Share Merger Consideration	Section 2.1(a)
Plan of Merger	Section 1.3
Proxy Statement	Section 3.6(b)
Recommendation	Section 3.5(b)
Rights Agent	Recitals
Registrar of Companies	Section 1.1
Remedy Action	Section 6.4(b)
Restraint	Section 7.1(b)
Security Incident	Section 3.22
Share	Section 2.1(a)
Shareholders Meeting	Section 6.2(a)
Support Agreement	Recitals
Surviving Company	Section 1.1
Takeover Statute	Section 3.27
Transaction Litigation	Section 6.13
Transactions	Recitals
Underwater Company Option	Section 2.2(a)(ii)
Underwater Company Option Consideration	Section 2.2(a)(ii)
Warrant Certificates	Section 2.3(b)(i)

Section 9.6            Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 9.7            Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter), the CVR Agreement (including any annexes, schedules and exhibits thereto) and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that Parent and/or Merger Sub may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary of Parent by prior notice to the Company.

Section 9.8            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs), ADSs (other than ADSs representing the Excluded Shares), Company Warrants, Company Options and Company RSUs issued and outstanding as of immediately prior to the Effective Time to receive the Merger Consideration payable pursuant to Section 2.1 and Section 2.2in accordance with the terms and conditions of this Agreement, (c) each Company Related Party shall be a third-party beneficiary of Section 8.2(e), and (d) each Company Related Party shall be a third-party beneficiary of Section 8.2(f).

Section 9.9            Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be exclusively interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands, in respect of which the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: (a) the Merger; (b) the vesting of the undertaking, property and liabilities of each of the Company and Merger Sub in the Surviving Company; (c) the cancellation of the Shares (including Shares represented by ADSs); (d) the fiduciary or other duties of the Board of Directors and the sole director of Merger Sub; (e) the general rights of the respective shareholders of the Company and Merger Sub, including the rights provided for in Section 238 of the CICA with respect to any Dissenting Shares; and (f) the internal corporate affairs of the Company and Merger Sub.

Section 9.10           Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11           Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12           Specific Performance.

(a)            The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject in all respects to the terms and conditions of this Section 9.12, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 6.4, by Parent or Merger Sub.

(b)            Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)            Notwithstanding anything herein to the contrary, while the Parties may pursue both a grant of specific performance pursuant to Section 9.12 to the extent permitted hereunder prior to the termination of this Agreement and the payment of the amounts set forth in Section 8.2, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts set forth in Section 8.2.

Section 9.13           Jurisdiction and Venue. Each of the Parties irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the another Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably and unconditionally submits with regard to any such action or proceeding for itself and in respect of its property to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions (including the Merger) in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 9.4; provided, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

Section 9.14          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.14.

Section 9.15          Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive and shall be deemed to mean “and/or” as the context requires. For purposes of this Agreement, any item shall be considered “made available” to Parent, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including via electronic mail) to Parent, posted by the Company or its Representatives in the electronic data room established by the Company or its Representatives or, in the case of any documents filed with the SEC, filed by the Company with the SEC prior to the date hereof. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Where under the terms of this Agreement any party is liable to indemnify or reimburse another party for any costs and expenses, the amount to be indemnified or reimbursed shall include amounts equal to any VAT thereon not otherwise recoverable by the other party or any representative member of any VAT group of which it forms a part. References to “dollars” or “$” are to United States dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
GRACELL BIOTECHNOLOGIES INC.

By:	/s/ William Wei Cao
Name:	William Wei Cao
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

PARENT:
ASTRAZENECA TREASURY LIMITED

By:	/s/ Alistair Collins
Name:	Alistair Collins
Title:	Director

[Signature Page to Merger Agreement]

MERGER SUB:
GREY WOLF MERGER SUB

By:	/s/ David E. White
Name:	David E. White
Title:	Director

[Signature Page to Merger Agreement]

Schedule I

Support Agreement Shareholders

[*****]

Schedule II

rETENTION aGREEMENT eMPLOYEES

[*****]

Schedule III

Parent Knowledge Parties

[*****]

Exhibit A

Plan of Merger

PLAN OF MERGER

THIS PLAN OF MERGER is made on _______________

BETWEEN

(1)	Gracell Biotechnologies Inc., an exempted company incorporated under the laws of the Cayman Islands having its registered office at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Company” or the “Surviving Company”); and

(2)	Grey Wolf Merger Sub, an exempted company incorporated under the laws of the Cayman Islands having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Island (the “Merger Sub” and together with the Company, the “Constituent Companies”).

WHEREAS

(A)	The respective boards of directors of the Company and the Merger Sub have approved the merger of the Constituent Companies pursuant to Section 233(3) of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which the Merger Sub will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger and that the undertaking, property and liabilities of the Merger Sub vest in the Surviving Company (the “Merger”), upon the terms and subject to the conditions of the Agreement and Plan of Merger, dated December 22, 2023, by and among AstraZeneca Treasury Limited, a private limited company incorporated under the laws of England and Wales (“Parent”), the Company and the Merger Sub (the “Merger Agreement”), a copy of which is annexed at Annexure 1 hereto, and this Plan of Merger and pursuant to the provisions of Part XVI of the Companies Act.

(B)	The shareholders of each of the Company and the Merger Sub have approved and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise pursuant to Section 233(6) of the Companies Act.

(C)	Each of the Company and the Merger Sub wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details

(a)	The constituent companies (as defined in the Companies Act) to this Merger are the Company and the Merger Sub.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named Gracell Biotechnologies Inc.

(c)	The registered office of the Company at the date of this Plan of Merger is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. The registered office of the Merger Sub at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Island. Following the effectiveness of the Merger, the registered office of the Surviving Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Island.

(d)	Immediately prior to the Effective Time (as defined below), the authorised share capital of the Company is US$100,000 divided into 1,000,000,000 shares, 600,000,000 of which shall be ordinary shares, US$0.0001 par value per share, and 400,000,000 shares of which shall be undesignated shares, US$0.0001 par value per share, of which [●] ordinary shares of the Company have been issued.

(e)	Immediately prior to the Effective Time, the authorised share capital of the Merger Sub is US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each, of which one (1) share has been issued.

(f)	On the Effective Time and immediately following cancellation of the Shares and ADSs pursuant to the terms and conditions set out in Section 2.1(a) to Section 2.1(e) of the Merger Agreement and Clauses 2.3.1(a) to (f) (inclusive) of this Plan of Merger and immediately prior to the issue of ordinary shares of the Surviving Company to Parent pursuant to Section 2.1(f) of the Merger Agreement and Clause 2.3.1(g) of this Plan of Merger, the authorised share capital of the Surviving Company shall, upon the Merger, be amended from US$100,000 divided into 1,000,000,000 shares, 600,000,000 of which shall be ordinary shares, US$0.0001 par value per share, and 400,000,000 shares of which shall be undesignated shares, US$0.0001 par value per share to US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each, which shall be effected by: (i) the cancellation of 600,000,000 ordinary shares, US$0.0001 par value per share; (ii) the cancellation of 100,000,000 undesignated shares, US$0.0001 par value per share; (iii) the consolidation of 300,000,000 undesignated shares, US$0.0001 par value per share into 50,000 undesignated shares, US$1.00 par value per share; and (iv) following (iii), the re-designation of 50,000 undesignated shares, US$1.00 par value per share to 50,000 ordinary shares of a par value of US$1.00 each, having the rights and restrictions as set out in the memorandum and articles of association in the form annexed at Annexure 2 hereto.

2.2	Effective Time

In accordance with Section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Effective Time”).

2.3	Terms and Conditions; Share Rights

2.3.1	At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

(a)	Share Capital of Merger Sub. Immediately prior to the steps set out in the remainder of this Clause 2.3, each ordinary share of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be cancelled.

(b)	Treatment of Shares. Each ordinary share, par value $0.0001 per share, of the Company (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) shall be cancelled and shall thereafter represent only the right to receive (i) $2.00 per Share in cash without interest (the “Per Share Closing Amount”), and (ii) one contingent value right (each, a “CVR”) per Share representing the right to receive a contingent payment of $0.30 per CVR in cash without interest upon the achievement of the Milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Per Share Closing Amount plus one CVR, collectively, the “Per Share Merger Consideration”), in each case, subject to any applicable withholding Taxes. At the Effective Time, all of the Shares that have been cancelled and thereafter represent only the right to receive the Per Share Merger Consideration as provided in Section 2.1(a) of the Merger Agreement shall no longer be issued and outstanding, shall be cancelled and cease to exist, and each former holder of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration without interest, to be paid in accordance with Article II of the Merger Agreement and as set forth in the CVR Agreement.

(c)	Treatment of American Depositary Shares. Each American Depositary Share, representing five Shares (each, an “ADS”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the underlying Shares represented by such ADSs, shall be cancelled and shall thereafter represent only the right to receive (i) $10.00 per ADS in cash without interest (the “Per ADS Closing Amount”), and (ii) five CVRs per ADS representing the right to receive a contingent payment of $0.30 per CVR in cash without interest upon the achievement of the Milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Per ADS Closing Amount plus five CVRs, collectively, the “Per ADS Merger Consideration”), in each case, subject to any applicable withholding Taxes and pursuant to the terms and conditions set forth in the Merger Agreement and the Deposit Agreement, and in the event of any conflict between the Merger Agreement and the Deposit Agreement, the Merger Agreement shall prevail and apply. The Per ADS Closing Amount shall be paid by the Paying Agent to the Depositary as the registered holder of such cancelled underlying Shares and the Depositary shall distribute the Per ADS Closing Amount and any additional payment that may become payable in accordance with Section 2.1(b)(ii) of the Merger Agreement to the holders of such ADSs pursuant to the terms and conditions set forth in the Merger Agreement, the CVR Agreement and the Deposit Agreement. At the Effective Time, all such ADSs (and such underlying Shares represented by the ADSs) that have been cancelled and thereafter represent only the right to receive the Per ADS Merger Consideration as provided in Section 2.1(b) of the Merger Agreement shall no longer be issued and outstanding and shall be cancelled, and shall cease to exist, and each former holder of any such ADSs will cease to have any rights with respect to such ADSs (and such underlying Shares represented by the ADSs), except the right to receive the Per ADS Merger Consideration without interest, to be paid in accordance with Article II of the Merger Agreement and as set forth in the CVR Agreement and the Deposit Agreement.

(d)	Treatment of Company Warrants. Each warrant to purchase Shares (each, a “Company Warrant”) outstanding and not exercised immediately prior to the Effective Time shall be cancelled and thereafter represent only the right to receive from (or from a Person on behalf of) the Surviving Company an amount in cash, without interest, equal to the Black Scholes Value (as defined in the Company Warrant) of the remaining unexercised portion of each Company Warrant in accordance with its terms (the “Company Warrant Consideration”), subject to any required Tax withholdings as provided in Section 2.3(e) of the Merger Agreement.

(e)	Treatment of Excluded Shares. Each of the Excluded Shares and the ADSs representing the Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(f)	Treatment of Dissenting Shares. Each Share that is issued and outstanding immediately prior to the Effective Time and is held by a holder of Shares who shall have validly exercised and not effectively withdrawn or have not otherwise lost their rights to dissent from the Merger (“Dissenter Rights”), in accordance with Section 238 of the Companies Act (collectively, the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration (except as provided in this Section 2.1(e) of the Merger Agreement), and each such Dissenting Shareholder shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the Companies Act (the “Dissenting Fair Value Payment”). If any Dissenting Shareholder shall have effectively withdrawn or lost its right to dissent in accordance with the Companies Act, then as of the later of the Effective Time and the occurrence of such event, the Dissenting Shareholder shall, in respect of its Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration without interest, pursuant to Section 2.1(a) of the Merger Agreement and the CVR Agreement and such Shares shall not be deemed to be Dissenting Shares.

(g)	Issuance of Surviving Company Shares. Immediately following cancellation of the Shares and ADSs pursuant to the terms and conditions set out in Section 2.1(a) to Section 2.1(e) of the Merger Agreement, the Surviving Company shall issue to Parent, in consideration for its payment of the aggregate Per Share Merger Consideration, the aggregate Per ADS Closing Amount and any additional payment that may become payable in accordance with Section 2.1(b)(ii) of the Merger Agreement, and any Dissenting Fair Value Payment in accordance with the Merger Agreement, 50,000 validly issued, fully paid and non-assessable ordinary shares of par value of US$1.00 each of the Surviving Company as set out in this Plan of Merger, which shall be reflected in the updated register of members of the Surviving Company. Such ordinary shares of the Surviving Company shall constitute the only issued and outstanding share capital of the Surviving Company from the Effective Time.

2.3.2	At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the memorandum and articles of association in the form annexed at Annexure 2 hereto.

2.3.3	At the Effective Time, the fourth amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 18 December 2020 and effective immediately prior to the completion of the initial public offering of the ADSs representing the Company’s ordinary shares, as amended by a special resolutions adopted in the annual general meeting of shareholders of the Company on 13 July 2023, shall be amended and restated by their deletion in their entirety and the substitution in their place of the memorandum and articles of association in the form annexed at Annexure 2 hereto.

2.3.4	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.4	Directors’ Interests in the Merger

(a)	The name and address of each director of the Surviving Company after the Merger becomes effective are:

(i)	David White of 1800 Concord Pike, Wilmington, DE 19803; and

(ii)	Kevin Durning of 1800 Concord Pike, Wilmington, DE 19803

(b)	There are no amounts or benefits paid or payable to any director of either of the Constituent Companies or the Surviving Company consequent upon the Merger.

2.5	Secured Creditors

(a)	The Company has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merger Sub has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	APPROVALS

3.1	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merger Sub pursuant to section 233(3) of the Companies Act.

3.2	This Plan of Merger has been authorised by the sole shareholder of the Merger Sub pursuant to section 233(6) of the Companies Act and by the shareholders of the Surviving Company pursuant to section 233(6) of the Companies Act by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

4.	VARIATION

4.1	At any time prior to the Effective Time, this Plan of Merger may be amended by the boards of directors of both the Company and the Merger Sub to:

(i)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies in the Cayman Islands; and

(ii)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merger Sub, as determined by the directors of both the Surviving Company and the Merger Sub, respectively or as the Merger Agreement or this Plan of Merger may expressly authorise the boards of directors of both the Company and the Merger Sub to effect in their discretion.

4.	TERMINATION

4.1	At any time prior to the Effective Time, this Plan of Merger may be terminated by the boards of directors of both the Company and the Merger Sub in accordance with the terms of the Merger Agreement.

5.	COUNTERPARTS

5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	GOVERNING LAW

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

6.2	Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger only, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of Grey Wolf Merger Sub:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)
)

SIGNED for and on behalf of Gracell Biotechnologies Inc.:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)
)

ANNEXURE 1

MERGER AGREEMENT

ANNEXURE 2

Memorandum and Articles of Association of the Surviving Company

Exhibit B

Form of Contingent Value Rights Agreement

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is entered into by and between AstraZeneca Treasury Limited, a private limited company incorporated under the laws of England and Wales (“Parent”), and [●], a [●], as Rights Agent.

Introduction

WHEREAS, Parent, Grey Wolf Merger Sub, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Gracell Biotechnologies Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), have entered into an Agreement and Plan of Merger dated as of December 23, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and the shares in Merger Sub cancelled, with the Company continuing as the surviving company (as defined in the Companies Act (Revised) of the Cayman Islands) of the Merger (the “Surviving Company”);

WHEREAS, pursuant to the Merger Agreement, as a result of the consummation of the Merger, the holders of Shares (other than Excluded Shares and Dissenting Shares), holders of In-the-Money Company Options (as defined in the Merger Agreement) and holders of Company RSUs as of immediately prior to the Effective Time will become entitled to receive the contingent cash payment hereinafter described upon the achievement of the milestone hereinafter described;

WHEREAS, pursuant to this Agreement, the potential amount payable per CVR (as defined below) is $0.30 in cash, without interest; and

WHEREAS, pursuant to the Deposit Agreement and the Merger Agreement, the Depositary shall distribute the applicable Per ADS Merger Consideration, including the CVRs, to the Eligible ADS Holders as soon as practicable after the Effective Time in accordance with the Deposit Agreement and the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1            Definitions. As used in this Agreement, the following terms will have the following meanings:

“Accelerated Approval” means the receipt by a Payment Obligor on or prior to December 31, 2028 of an accelerated approval granted by the FDA of a BLA for the Product for the treatment of multiple myeloma on the basis of an application made pursuant to 21 C.F.R. § 601 Subpart E (Accelerated Approval of Biological Products for Serious or Life-Threatening Illnesses) or any successor program in the United States.

“Acting Holders” means, at the time of determination, Holders of at least 40% of the outstanding CVRs as set forth in the CVR Register.

“ADSs” means the American Depositary Shares issued pursuant to the Deposit Agreement (other than ADSs representing the Excluded Shares), each representing five Shares, outstanding immediately prior to the Effective Time.

“ADS Beneficial Owners” has the meaning set forth in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person; provided, that prior to the Closing, Parent and Merger Sub shall not be deemed to be Affiliates of the Company and/or any of the Company’s subsidiaries and vice versa. For this purpose, “control” (including, the terms “controlling”, “controlled” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, and such power or authority shall conclusively be presumed to exist by possession of (i) the beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person, or (ii) the power to appoint or elect a majority of the members of the board of directors of such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 6.3.

“BLA” means a biologics license application submitted to the FDA pursuant to 42 U.S.C. § 262 or any other application submitted to the FDA for authorization to market or sell a pharmaceutical or biological product in the U.S., including any supplements or amendments thereto.

“Business Day” means a day except a Saturday or Sunday and other than a day on which banks are required or authorized to remain closed in the Cayman Islands, the People’s Republic of China, Hong Kong or the City of New York, New York.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any subsidiary of Parent, AstraZeneca PLC or any of its subsidiaries), (b) a merger, consolidation or other business combination involving Parent in which Parent is not the surviving entity or (c) any transaction (including (x) any issuance of securities and (y) a merger, consolidation or other business combination in which Parent is the surviving entity) involving Parent in which the holders of voting securities of Parent immediately prior to such transaction collectively own securities representing less than 50% of Parent’s voting power immediately after such transaction, in the case of each of the foregoing clauses (a), (b) and (c), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions.

“Closing” means the closing of the Merger in accordance with the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the level of efforts and resources that is consistent with the level of efforts and resources that Parent and its Affiliates would devote to a product at a similar stage of development and product life with similar market potential as the Product (“Relevant Product”) based on conditions then prevailing, taking into consideration the market (including actual and anticipated market conditions and the geographic market), the regulatory environment and market and other regulatory exclusivity and all other scientific, commercial and other relevant factors that Parent would normally take into account with respect to a Relevant Product that it owns or has in-licensed, including patent coverage, expiration and term extension, manufacturing and supply chain, product profile, safety and efficacy, actual and anticipated product labeling, the competitiveness of alternative products in the marketplace or under development, the regulatory structure involved, the availability of coverage and reimbursement and the expected profitability and profit potential of the applicable product, including actual and expected development costs and timelines, cost of goods and all other costs associated with the applicable product and timelines associated with commercial entry; provided, that such level of efforts and resources shall be determined without taking into account the obligation to pay the Milestone Payment Amounts hereunder.

“Company” has the meaning set forth in the recitals hereto.

“Company Option” has the meaning set forth in the Merger Agreement.

“Company Patent Rights” means (a) all Patent Rights owned or exclusively licensed by the Company or any of its Affiliates immediately prior to the Effective Time, and (b) all Patent Rights owned or exclusively licensed by the Company or any of its Affiliates that claim priority to any Patent Rights described in the preceding clause (a).

“Company RSU” has the meaning set forth in the Merger Agreement.

“Company Share Plans” has the meaning set forth in the Merger Agreement.

“Covered” means, with respect to any Company Patent Right, that, in the absence of a license granted under, or ownership of, such Company Patent Right, the manufacture, use, offer for sale, sale or importation of a given product or component thereof, or practice of a method, would infringe an issued claim of such Company Patent Right.

“CVR” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Deposit Agreement” means the Deposit Agreement, dated as of January 7, 2021, by and between the Company, the Depositary and all holders from time to time of American Depositary Shares issued thereunder.

“Depositary” means The Bank of New York Mellon, in its capacity as Depositary under the Deposit Agreement.

“Dissenting Shares” means each Share that is issued and outstanding immediately prior to the Effective Time that is held by a holder of Shares who shall have validly exercised and not effectively withdrawn or have not otherwise lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Act (Revised) of the Cayman Islands.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” means the time at which the Plan of Merger is registered with the Registrar of Companies in accordance with the Companies Act (Revised) of the Cayman Islands on the date specified in the Plan of Merger.

“Eligible ADS Holders” means holders of record of ADSs which shall include Cede & Co. in respect of all ADSs held through DTC as of immediately prior to the Effective Time.

“Eligible ADS Beneficial Owners” means the beneficial owners of ADSs held through a nominee (including, without limitation, DTC and any participant in DTC) as of immediately prior to the Effective Time.

“Employee Equity Award” means a Company Option or a Company RSU that was granted to a holder who is, or was upon the grant of or at any time during the vesting period of such Company Option or Company RSU, as applicable, an employee of the Company or a Subsidiary of the Company for employment Tax purposes.

“Entity” means any corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including any group of Persons.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means, collectively, (a) any Shares (including Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their subsidiaries and (b) any Shares (including ADSs corresponding to such Shares) held by the Company or the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“Full Approval” means the receipt by a Payment Obligor on or prior to December 31, 2029 of regulatory approval granted by the FDA of a BLA for the Product for the first-line or second-line treatment of multiple myeloma that is not subject to specific obligations under 21 C.F.R § 601 Subpart E (Accelerated Approval of Biological Products for Serious or Life-Threatening Illnesses) or any successor program in the United States.

“Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental or regulatory authority of any nature (including any government or any governmental agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“IRS” has the meaning set forth in Section 2.4(d).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Merger Sub” has the meaning set forth in the recitals hereto.

“Milestone” means the earlier to occur of Accelerated Approval or Full Approval.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Outside Date” means December 31, 2029.

“Milestone Payment” means $0.30 per CVR.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder, as such number of CVRs is reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Non-Employee Award” means each Company Option or Company RSU that is not an Employee Award.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the preamble hereto.

“Patent Rights” means all patents and patent applications, together with all reissuances, provisionals, nonprovisionals, substitutions, continuations, continuations-in-part, divisions, revisions, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, utility models, certificates of invention, and the equivalents of any of the foregoing, statutory invention registrations and invention disclosures.

“Payment Fund” has the meaning set forth in Section 2.4(a).

“Payment Obligor” means Parent, any Assignee, each of their respective Affiliates, and any Entity that has obtained rights from any of the foregoing Entities to file a BLA for the Product or to register, develop, or commercialize the Product in the U.S., whether through license, sublicense, asset transfer or otherwise.

“Permitted Transfer” means a transfer of one or more CVR(s) (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are passed to beneficiaries of the Holder upon the death of the Holder, (c) pursuant to a court order (including in connection with bankruptcy or liquidation), (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other Entity, (e) in the case of CVRs held in book-entry or other similar nominee form (including CVRs held through DTC on behalf of the beneficial owners of CVRs and by the Depositary on behalf of Eligible ADS Holders and Eligible ADS Beneficial Owners), from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC or the Depositary, as applicable, (f) if the applicable Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act), (g) with the written consent of Parent, or (h) as provided in Section 2.6. For the avoidance of doubt, the distribution and transfer of the CVRs by the Depositary to, and the registration by the Rights Agent of such CVRs in the name of (x) DTC f/b/o the Eligible ADS Beneficial Owners and (y) Eligible ADS Holders, in each case, as contemplated by this Agreement, the Merger Agreement and the Deposit Agreement shall be a “Permitted Transfer” for all purposes hereunder.

“Person” means any individual, Entity or Governmental Entity.

“Plan of Merger” means the Plan of Merger with respect to the Merger.

“Product” means any biological product: (a) that contains the product candidate referred to by the Company as of the Effective Time as “GC012F,” which is an autologous chimeric antigen receptor T cell (CAR-T) therapeutic candidate, dual targeting CD19 and B-cell maturation antigen, which utilizes the Company’s proprietary platform technology known as FasTCAR™, alone or in combination with any other active ingredient(s); and (b) the composition of matter of which is Covered by any Company Patent Right in the U.S.

“Qualified Pharmaceutical Company” means an Entity that, together with its Affiliates, in the good faith determination of Parent, has sufficient capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products as well as the financial resources to achieve the Milestone.

“Rights Agent” means the Rights Agent named in the preamble to this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the ordinary shares, $0.0001 par value per share, of the Company.

“subsidiary” or “subsidiaries” means with respect to any Person, each other Person in which the first Person (a) owns, directly or indirectly, share capital or other equity interests representing at least a majority of the outstanding voting shares, stock or other equity interests (including through any contractual arrangement), (b) holds, directly or indirectly, the right to at least a majority of the economic interests, including interests held through a variable-interest-entity structure or other similar contractual arrangements, and (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Surviving Company” has the meaning set forth in the preamble hereto.

“Taxes” means all federal, state, local and non-U.S. income, profits, gains, franchise, gross receipts, windfall, environmental, customs duty, share capital, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, social security, use, property, withholding, excise, license, production, value added, occupancy, escheat or unclaimed property, land value appreciation, deed, registration, alternative, add-on minimum, branch profits, premium, business and national tax and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Entity together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and regardless of whether such taxes, duties or other like assessments, penalties, interest and additions are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person.

“Tax Return” means any return, report, document, statement, declaration or other information filed or required to be filed with any Tax authority with respect to Taxes, including information returns, claims for refunds and any documents with respect to or accompanying payments of estimated Taxes, and including any attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Entity competent to impose any Tax liability, or assess or collect any Tax.

Section 1.2            Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(b)           As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). As used in this Agreement, unless otherwise indicated, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”

(c)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement or Exhibits to this Agreement.

(d)           The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable law holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting party of such agreement or document.

(e)           References to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(f)            References to any law are to that law as amended, modified or supplemented and to any rules, regulations or interpretations promulgated thereunder.

(g)           References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(h)           The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)            References to any Person shall include the successors and assigns of that Person.

(j)            Reference to the date hereof shall mean the date of this Agreement.

(k)          Where under the terms of this Agreement any party is liable to indemnify or reimburse another party for any costs and expenses, the amount to be indemnified or reimbursed shall include amounts equal to any VAT thereon not otherwise recoverable by the other party or any representative member of any VAT group of which it forms a part.

ARTICLE 2
CONTINGENT VALUE RIGHTS

Section 2.1            CVRs. The CVRs represent the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished by or on behalf of Parent to the Rights Agent in accordance with Section 4.1 hereof.

Section 2.2            Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of any CVR, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect.

Section 2.3            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CVRs will not be evidenced by a certificate or other instrument.

(b)            The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. In the case of CVRs to be received by the holders of Shares (other than Excluded Shares, Shares represented by ADSs and Dissenting Shares), In-the-Money Company Options and Company RSUs, such CVRs shall initially be registered in the name and address of the holder of such Shares, In-the-Money Company Options and Company RSUs, as applicable, as set forth in the records of the Company at the Effective Time and as set forth in the form the Company furnishes to the Rights Agent. In the case of CVRs to be received by the Depositary in respect of the Shares represented by ADSs, (i) such CVRs shall initially be registered in the name and to the address of the Depositary (f/b/o Eligible ADS Holders and Eligible ADS Beneficial Owners) and (ii) upon distribution of the CVRs by the Depositary to Eligible ADS Holders, the CVR Register shall be updated to reflect the distribution of such CVRs to the Eligible ADS Holders. After distribution of the CVRs by the Depositary to DTC, the CVR Register will show one position for Cede & Co. representing all of the CVRs that are distributed in respect of ADSs held through DTC on behalf of the Eligible ADS Beneficial Owners (after such distribution of the CVRs to DTC, the “ADS Beneficial Owners”). The Rights Agent will have no responsibility whatsoever directly to the ADS Beneficial Owners or DTC participants with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such ADS Beneficial Owners in accordance with Section 2.2. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such ADS Beneficial Owners unless and until such CVRs are transferred into the name of such ADS Beneficial Owners in accordance with Section 2.2.

(c)            Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the proposed transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the proposed transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)            A Holder (or an authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder (or an authorized representative thereof). Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4             Payment Procedures.

(a)            As soon as reasonably practicable following the achievement of the Milestone, but in no event later than 30 days after the date on which the Milestone is achieved (the “Milestone Payment Date”), Parent shall deliver to the Rights Agent (i) written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and instructing the Rights Agent to solicit tax forms or other information required to make any Tax deductions or withholdings as set forth in Section 2.4(d), (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment Amounts to all Holders pursuant to Section 2.4(b) other than Milestone Payment Amounts with respect to Employee Equity Awards and Non-Employee Awards (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to Section 2.4(b)) (the total cash deposited with the Rights Agent, the “Payment Fund”).

(b)            The Rights Agent will promptly, and in any event within 10 Business Days of receipt of the Milestone Notice, send each Holder at its registered address (or, in the case of Cede & Co., pursuant to the applicable procedures of DTC) a copy of the Milestone Notice and pay the applicable Milestone Payment Amount (other than Milestone Payment Amounts that are payable with respect to Employee Equity Awards and Non-Employee Awards) to each of the Holders (i) by check mailed to the address of each such respective Holder as reflected in the CVR Register as of the close of business on the last Business Day before such Payment Date, (ii) with respect to any Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account, or (iii) with respect to Cede & Co., by wire transfer of immediately available funds pursuant to the applicable procedures of DTC. As soon as reasonably practicable following delivery of the Milestone Notice, but in no event later than the next regularly scheduled payroll date that occurs no more than seven Business Days following the delivery of the Milestone Notice (and in all events no later than the date that is 45 days following the date on which the Milestone is achieved), Parent shall cause the Surviving Company or an Affiliate of the Surviving Company to, (A) with respect to Milestone Payment Amounts that are payable with respect to Employee Equity Awards, pay through the Surviving Company’s or the applicable Affiliate’s payroll system or payroll provider the aggregate Milestone Payment Amount payable to the applicable holders with respect to such Employee Equity Awards (net of any Tax withholdings required to be deducted and withheld by applicable Tax law in accordance with the Merger Agreement or Section 2.4(d)) and (B) with respect to Milestone Payment Amounts that are payable with respect to Non-Employee Awards, pay through the Surviving Company’s or the applicable Affiliate’s accounts payable system or other general account (other than the payroll account) the aggregate Milestone Payment Amount payable to the applicable holders with respect to such Non-Employee Awards (net of any Tax withholdings required to be deducted and withheld by applicable Tax law in accordance with the Merger Agreement or Section 2.4(d)). Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestone shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code.

(c)            Except to the extent any portion of the Milestone Payment Amounts are required to be treated as imputed interest pursuant to applicable law, the Holders and the parties hereto agree, for U.S. federal and applicable state and local income Tax purposes, to treat (i) the CVRs (other than CVRs received in respect of Employee Equity Awards and Non-Employee Awards) and the Milestone Payment Amounts of such CVRs for all U.S. federal and applicable state and local income Tax purposes as additional consideration for the Shares (other than Excluded Shares and Dissenting Shares but including, for the avoidance of doubt, any ADSs or Shares represented by ADSs) pursuant to the Merger Agreement and (ii) CVRs received in respect of Employee Equity Awards and Non-Employee Awards and the Milestone Payments of such CVRs, and not the receipt of any such CVR, for all U.S. federal and applicable state and local income Tax purposes, as compensation (subject to Tax withholdings to the extent required by applicable law) in the year in which such Milestone Payment is made (or, in any jurisdiction outside of the United States, to apply such treatment as may be determined by Parent in its good faith discretion following consultation with a reputable international tax accounting firm), and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable law. Parent and the Surviving Company shall report imputed interest on the CVRs (other than CVRs in respect of the Employee Equity Awards and Non-Employee Awards) pursuant to Section 483 of the Code.

(d)            Notwithstanding anything herein to the contrary, each of the Surviving Company (and any applicable Affiliate), Parent, Merger Sub and Rights Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold by any applicable law. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than a Holder in such Holder’s capacity as a holder of an Employee Equity Award), Parent shall instruct the Rights Agent to solicit Internal Revenue Service (“IRS”) Form W-9s or W-8s, or any other appropriate forms or information, from Holders within a reasonable amount of time in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and the Milestone Payment Amount may be reasonably delayed in order to gather such necessary Tax forms. To the extent that amounts are so withheld and remitted to the appropriate Governmental Entity, such amounts so remitted shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)            Any portion of any Milestone Payment Amount that remains undistributed to a Holder 12 months after the date of the Milestone Payment Date will be delivered by the Rights Agent to Parent, and any Holder shall be entitled to look to Parent (subject to abandoned property, escheat and other similar applicable law) only as general creditors thereof with respect to the Milestone Payment Amount payable hereunder, without any interest thereon. None of Parent, the Surviving Company or the Rights Agent shall be liable to any Holder for any such consideration delivered in respect of a CVR to a public official pursuant to any abandoned property, escheat or other similar applicable law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            The Payment Fund shall not be used for any purpose other than the payment of the Milestone Payment Amounts; provided that any interest or income produced by investments with respect to the Payment Fund shall be the property of Parent. The Payment Fund may be invested by the Rights Agent as directed by the Parent; provided that such investments shall be (i) in obligations of, or guaranteed by, the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (iv) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing, and, in any such case, no such investment will (x) relieve Parent or the Rights Agent from making the payment required by this Section 2.4 or (y) have maturities that could prevent or delay payments to be made pursuant to this Agreement.

Section 2.5             No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)            The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)            The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6            Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written notice of such abandonment to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding, including for purposes of the definition of Acting Holders and ARTICLE 5 and Section 6.3.

ARTICLE 3
THE RIGHTS AGENT

Section 3.1             Certain Duties and Responsibilities.

(a)            The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

(b)            Each Holder shall be deemed to have irrevocably appointed, authorized and directed the Rights Agent (including any successor in accordance with this ARTICLE 3) to act as the Rights Agent, and such Holder’s agent, representative, proxy and attorney-in-fact for the purpose of enforcing such Holder’s rights under this Agreement, and exercising, on behalf of all Holders, the rights and powers of the Holders hereunder and thereunder. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby or to the extent directed to by the Acting Holders in writing. Parent and its Affiliates shall be entitled to rely solely on the Rights Agent as an authorized representative of the Holders with respect to any such matters concerning the Holders arising hereunder for which the Rights Agent is acting at the written direction of the Acting Holders.

(c)            The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights. The Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing; provided that the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel in writing, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent in good faith shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. No individual Holder shall be entitled to protect and enforce its rights or the rights of the Holders other than through the Rights Agent under the direction of the Acting Holders, as provided for in this Section 3.1.

Section 3.2             Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)            the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by the Rights Agent to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which shall constitute full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by the Rights Agent under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of such counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in good faith and in reliance thereon and that does not constitute gross negligence or willful or intentional misconduct;

(d)            the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)            the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)            the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent); nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)            Parent shall indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, claims, demands, suits, liability or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct (and provided that Parent shall not be obliged to indemnify Rights Agent for, or hold Rights Agent harmless against, Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it in lieu of net income Taxes);

(i)             Parent shall (i) pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as set forth on Exhibit A attached hereto and (ii) reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it in lieu of net income Taxes), and for all necessary and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j)             no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent; and

(k)            no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d).

Section 3.3             Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

(b)            If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)            Parent will transmit, or will cause to be transmitted, through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or by first class mail to the Holders at their addresses as they appear on the CVR Register, a notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent. Each notice will include the name and address of the successor Rights Agent. If Parent fails to transmit or cause to be transmitted such notice within 10 days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be transmitted at the expense of Parent.

(d)            The Rights Agent will cooperate with Parent, at Parent’s expense, and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4             Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent hereunder. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent hereunder.

ARTICLE 4
COVENANTS

Section 4.1             List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent or the Depositary (or other agent performing similar services for the Company with respect to the Shares (other than Excluded Shares, Shares represented by ADSs and Dissenting Shares) and ADSs, the names and addresses of the Holders (including the Eligible ADS Holders) of such securities within 30 Business Days after the Effective Time and (b) in the case of In-the-Money Company Options and Company RSUs not held on the Company’s transfer agent’s books and records, the name and address of the Holders who held any In-the-Money Company Options or Company RSUs as of the immediately prior to the Effective Time as set forth in the books and records of the Company at the Effective Time.

Section 4.2             Commercially Reasonable Efforts.

(a)            From the Effective Time until the earlier to occur of the date on which the Milestone is achieved and the Milestone Outside Date, Parent shall, and shall cause each of its Affiliates and any other applicable Payment Obligor to, use Commercially Reasonable Efforts to achieve the Milestone.

(b)            In the event that Parent desires to consummate a Change of Control after the Effective Time and prior to the Milestone Outside Date, Parent will cause the Person acquiring Parent in connection with such Change of Control to assume Parent’s obligations, duties and covenants under this Agreement, effective as of the effective time of such Change of Control and in an instrument supplemental hereto executed and delivered by such Person to the Rights Agent.

(c)            Subject to Section 4.2(b), Parent shall not, and shall cause its Affiliates (including the Surviving Company) not to, sell, assign, transfer or exclusively license all or substantially all of their rights to research, develop, manufacture, commercialize and otherwise exploit the Product to a third party prior to the Milestone Outside Date if the Milestone Payment Amounts remain unpaid, unless, as a condition to such sale, assignment, transfer or exclusive license, (i) such third party expressly and unconditionally assumes, by an assumption agreement, executed and delivered to the Rights Agent, all obligations of Parent, including any payment obligations, set forth in this Agreement with respect to the Milestone, including the obligation to pay such unpaid Milestone Payment Amounts if and when due hereunder and the obligations of Parent pursuant to Section 4.2(a) with respect to the Milestone, subject to and in accordance with the terms hereunder, and (ii) if such third party is not a Qualified Pharmaceutical Company, Parent shall remain liable to the extent such third party does not perform such obligations. Parent may assign any or all such rights or obligations to an Affiliate without executing an assumption agreement; provided, that if such Affiliate is not a Qualified Pharmaceutical Company, Parent shall remain liable to the extent such Affiliate does not perform such obligations. Parent shall provide the Rights Agent and the Holders (or cause the Rights Agent to provide to the Holders) prompt written notice of any such sale, assignment, transfer or exclusive license (provided that, written notice shall not be required in the event of any such sale, assignment, transfer or exclusive license to an Affiliate of Parent) and shall provide the Rights Agent with a duly executed copy of the assumption agreement executed by the applicable third party.

ARTICLE 5
AMENDMENTS

Section 5.1             Amendments without Consent of Holders.

(a)            Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)            to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection or benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)          as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act or any securities or “blue sky” laws of any state or other jurisdiction;

(v)           to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 or Section 3.4; or

(vi)          any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)            Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4 or transfer of CVRs to Parent pursuant to Section 2.6.

(c)            Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will transmit a notice thereof through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2             Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b)            Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3             Execution of Amendments. In executing any amendment permitted by this ARTICLE 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4            Effect of Amendments. Upon the execution of any amendment under this ARTICLE 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE 6
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1             Notices to Rights Agent and Parent. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given when delivered in person or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, request, claim, demand and other communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery (provided that no “bounce back” or similar message of non-delivery is received with respect thereto); (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

if to the Rights Agent, to it at:

[●]

[Address]

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

[●]

[Address]

Attention: [●]

Email: [●]

if to Parent, to it at:

AstraZeneca Treasury Limited
1800 Concord Pike
Wilmington, Delaware 19850

Attention: Kevin Durning, North America CFO

Email:	[*****]

with a copy (which shall not constitute notice) to:

Attention:	Deputy General Counsel, Corporate
Email:	[*****]

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022

Attention:	Sebastian L. Fain Zheng Zhou
Email:	sebastian.fain@freshfields.com zheng.zhou@freshfields.com

Section 6.2             Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures (in respect of CVRs registered in the name of Cede & Co. only) or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3             Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any Affiliate of Parent, but only for so long as it remains an Affiliate of Parent, or (b) except for assignments complying with Section 4.2(c) (for which the foregoing consent shall not be required), with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case, provided that the Assignee agrees in a writing reasonably acceptable to the Rights Agent that is delivered to the Rights Agent to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (or the other applicable assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, Parent’s successors and each Assignee. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of all Milestone Payment Amounts and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4             Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Acting Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. The Acting Holders acting pursuant to this Section 6.4 on behalf of all Holders shall have no liability to any other Holders for such actions.

Section 6.5             Applicable Laws; Jurisdiction.

(a)            This Agreement and the CVRs shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement, the CVRS and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the CVRs and the rights and obligations arising hereunder brought by the another party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably and unconditionally submits with regard to any such action or proceeding for itself and in respect of its property to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the CVRs in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the CVRs, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable law, each of the parties hereto hereby consents to the service of process in accordance with Section 6.1 and Section 6.2; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE CVRS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVRS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.5(b).

Section 6.6             Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the CVRs are fulfilled to the fullest extent possible.

Section 6.7            Entire Agreement; Counterparts. This Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof. If and to the extent any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, (a) this Agreement shall govern and be controlling with respect to the CVR matters only, and (b) the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs. This Agreement may be executed manually or electronically in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in PDF format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 6.8            Termination. This Agreement will be terminated and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register (or payment by wire transfer, as applicable) the full amount of all Milestone Payment Amounts required to be paid under the terms of this Agreement, and (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, except that this Section 6.8 and Section 6.10 will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement will relieve any party hereto of any liability for any breach of this Agreement occurring prior to such termination.

Section 6.9            Payments on Next Business Day. In the event that a Milestone Payment Date or any other date by which any payment in respect of the CVRs shall be required to be made hereunder shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next Business Day thereafter with the same force and effect as if made on the applicable Milestone Payment Date or other required date, as the case may be.

Section 6.10          Confidentiality. The Rights Agent agrees that all books, records, information and data pertaining to the business of Parent or its Affiliates, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall not be used by the Rights Agent for any purpose other than carrying out its duties under this Agreement and shall not be voluntarily disclosed by the Rights Agent to any other Person, including any Holder, except as may be required by a valid order of any Governmental Entity of competent jurisdiction or is otherwise required by applicable law, the rules and regulations of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed, or pursuant to subpoenas from state or federal Governmental Bodies (subject to (x) the Rights Agent notifying, to the extent practicable, Parent of such potential disclosure reasonably in advance of such disclosure (other than disclosure by Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions)), (y) cooperating with Parent, at Parent’s expense, in any effort to restrict disclosure of such book, records, information or data and (z) the Rights Agent only disclosing such books, records, information or data that is required to be so disclosed by such valid order, such applicable law, rule or regulation of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed or such subpoena).

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

ASTRAZENECA TREASURY LIMITED

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

Signature Page to Contingent Value Rights Agreement

Exhibit A

Fee Schedule

[Rights Agent to provide]